Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this "Agreement") is dated as of August 5, 2016, by and among The Bancorp, Inc., a Delaware corporation (the "Company") and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a "Purchaser" and collectively, the "Purchasers").

RECITALS

A.            The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "Commission") under the Securities Act.

B.            Each Purchaser, severally and not jointly, wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, (i) that aggregate number of shares of common stock, $1.00 par value per share, of the Company (the "Common Stock"), set forth on the relevant line below such Purchaser's name on the signature page of this Agreement (which aggregate amount for all Purchasers together shall be 7,560,000 shares of Common Stock) and (ii) that aggregate number of shares of mandatorily convertible preferred stock, $0.01 par value per share, of the Company (the "Preferred Stock"), set forth on the relevant line below such Purchaser's name on the signature page of this Agreement (which aggregate amount for all Purchasers together shall be 40,000 shares of Preferred Stock).  The Common Stock and the Preferred Stock shall collectively be referred to herein as the "Shares".

C.            The Company has engaged Piper Jaffray & Co. as its exclusive placement agent (the "Placement Agent") for the offering of the Shares.

D.            Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit A (the "Registration Rights Agreement"), pursuant to which, among other things, the Company will agree to provide certain registration rights with respect to the Common Stock and the shares of Common Stock into which the Preferred Stock is convertible (the "Conversion Shares") under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1        Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

"Action" means any Proceeding or notice of violation pending or, to the Company's Knowledge, threatened against the Company, any Subsidiary or any of their respective properties or any officer, director or employee of the Company or any Subsidiary acting in his or her capacity as an officer, director or employee before or by any federal, state, county, local or foreign court, arbitrator, governmental or administrative agency, regulatory authority, stock market, stock exchange or trading facility.

"Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

"Agency" has the meaning set forth in Section 3.1(qq).

"Agreement" has the meaning set forth in the Preamble.

"The Bancorp Bank" means The Bancorp Bank, a wholly-owned subsidiary of the Company.

"Bank Regulatory Authorities" has the meaning set forth in Section 3.1(b)(ii).

"Bank" has the meaning set forth in Section 3.1(b)(ii).

"BHC Act" has the meaning set forth in Section 3.1(b)(ii).

"BHC Act Control" has the meaning set forth in Section 3.1(ww).

"Board" has the meaning set forth in Section 2.2(a)(v).

"Burdensome Condition" has the meaning set forth in Section 5.1(j).

"Business Day" means a day, other than a Saturday or Sunday, on which banks in the State of Delaware are open for the general transaction of business.

"Castle Creek Side Letter" means the letter agreement in the form attached hereto as Exhibit F, dated as of the Closing Date, between the Company and Castle Creek Capital Partners VI, L.P.

"Certificate of Designation" means the Certificate of Designation to be filed prior to the Closing by the Company with the Delaware Secretary of State, in the form of Exhibit G attached hereto.

"CIBC Act" means the Change in Bank Control Act of 1978, as amended.

"Closing" means the closing of the purchase and sale of the Shares pursuant to this Agreement.

"Closing Date" means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all of the conditions set forth in Sections 5.1 and 5.2 hereof are satisfied or waived, as the case may be, or such other date as the parties may agree.

"Code" has the meaning set forth in Section 3.1(ss).

"Commission" has the meaning set forth in the Recitals.

"Common Stock" has the meaning set forth in the Recitals, and also includes any securities into which the Common Stock may hereafter be reclassified or changed.

"Common Stock Purchase Price" means $4.50 per share of Common Stock.

"Company" has the meaning set forth in the Preamble.

"Company Counsel" means Ledgewood, P.C.

"Company Deliverables" has the meaning set forth in Section 2.2(a).

"Company Reports" has the meaning set forth in Section 3.1(mm).

"Company's Knowledge" means with respect to any statement made to the knowledge of the Company, that the statement is based upon the present, actual knowledge, after reasonable inquiry, of the Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Operating Officer and Chief Credit Officer of the Company.

"Control" (including the terms "controlling", "controlled by" or "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Covered Person" has the meaning set forth in Section 3.1(yy).

"Delaware Courts" means the state and federal courts sitting in the State of Delaware.

"Disclosure Materials" has the meaning set forth in Section 3.1(h).

"Disqualification Event" has the meaning set forth in Section 3.1(yy).

"DTC" means The Depository Trust Company.

"Effective Date" means the date on which the initial Registration Statement required by Section 2.02(a) of the Registration Rights Agreement is first declared effective by the Commission.

"Environmental Laws" has the meaning set forth in Section 3.1(l).

"ERISA" has the meaning set forth in Section 3.1(ss).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

"FDIC" has the meaning set forth in Section 3.1(b)(ii).

"Federal Reserve" has the meaning set forth in Section 3.1(b)(ii).

"GAAP" means U.S. generally accepted accounting principles, as applied by the Company on a consistent basis.

"Indemnified Person" has the meaning set forth in Section 4.8(e).

"Indemnifying Person" has the meaning set forth in Section 4.8(e).

"Insurer" has the meaning set forth in Section 3.1(qq).

"Intellectual Property" has the meaning set forth in Section 3.1(r).

"Lien" means any lien, charge, claim, encumbrance, security interest, right of first refusal, preemptive right mortgage, deed of trust, pledge, conditional sale agreement, restriction on transfer or other restrictions of any kind.

"Loan Investor" has the meaning set forth in Section 3.1(qq).

"Losses" has the meaning set forth in Section 4.8(a).

"Material Adverse Effect" means any event, circumstance, change or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, (a) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (b) a material and adverse effect on the results of operations, assets, properties, business or financial condition of the Company and the Subsidiaries, taken as a whole, or (c) any adverse impairment to the Company's ability to perform in any material respect on a timely basis its obligations under any Transaction Document; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: changes, after the date hereof, in applicable laws, rules and regulations or interpretations, applications or implementation thereof by any governmental entity, and with respect to (b) above, (i) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (ii) changes, after the date hereof, in applicable laws, rules and regulations or interpretations, applications or implementation thereof by any governmental entity, (iii) actions or omissions of the Company expressly required by the terms of this Agreement or the Registration Rights Agreement or taken with the prior written consent of an affected Purchaser, (iv) changes in the market price or trading volumes of the Common Stock (but not the underlying causes of such changes), (v) changes in general economic conditions affecting banks and bank holding companies generally, (vi) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (vii) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (i), (ii), (iv), (v) and (vi), to the extent that the effects of such changes have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated banks, savings associations or their holding companies generally.

"Material Contract" means any contract of the Company that was, or was required to be, filed as an exhibit pursuant to Item 601 of Regulation S‑K.

"Material Permits" has the meaning set forth in Section 3.1(p).

"Money Laundering Laws" has the meaning set forth in Section 3.1(jj).

"OFAC" has the meaning set forth in Section 3.1(ii).

"OREO Properties" has the meaning set forth in Section 3.1(l).

"Outside Date" means the fifteenth (15th) day following the date of this Agreement; provided that if such day is not a Business Day, the first day following such day that is a Business Day.

"Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

"Pilgrims & Indians Side Letter" means the letter agreement in the form attached hereto as Exhibit H, dated as of the Closing Date, between the Company and Pilgrims & Indians Capital, LLC.

"Placement Agent" has the meaning set forth in the Recitals.

"Preferred Stock Purchase Price" means $1,000 per share of Preferred Stock.

"Press Release" has the meaning set forth in Section 4.6.

"Principal Trading Market" means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be the NASDAQ Global Select Market.

"Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser Deliverables" has the meaning set forth in Section 2.2(b).

"Registration Rights Agreement" has the meaning set forth in the Recitals.

"Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Registrable Securities (as defined in the Registration Rights Agreement).

"Regulation D" has the meaning set forth in the Recitals.

"Regulatory Restriction" has the meaning set forth in Section 3.1(oo).

"Required Approvals" has the meaning set forth in Section 3.1(e).

"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"SEC Reports" has the meaning set forth in Section 3.1(h).

"Secretary's Certificate" has the meaning set forth in Section 2.2(a)(v).

"Securities Act" has the meaning set forth in the Recitals.

"Shares" has the meaning set forth in the Recitals.

"Solicitor" has the meaning set forth in Section 3.1(yy).

"Subscription Agreement" means the Subscription Agreement in the form attached hereto as Exhibit I among the Company and the Company officers and directors named therein.

"Subscription Amount" means with respect to each Purchaser, the aggregate amount to be paid for the Shares purchased hereunder as indicated on such Purchaser's signature page to this Agreement next to the heading "Aggregate Purchase Price (Subscription Amount)".

"Subsidiary" has the meaning set forth in Section 3.1(a).

"Trading Day" means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over‑the‑counter market as reported in the "pink sheets" by OTC Markets Group Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

"Trading Market" means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

"Transaction Documents" means this Agreement, the schedules and exhibits attached hereto, the Registration Rights Agreement, and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

"Transfer Agent" means American Stock Transfer & Trust Company, LLC, or any successor transfer agent for the Company.

ARTICLE II

PURCHASE AND SALE

2.1         Closing.

(a)            Purchase of Shares.  Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall, severally and not jointly, purchase from the Company, (i) the number of shares of Common Stock set forth on the relevant line below such Purchaser's name on the signature page of this Agreement at a price per share equal to the Common Stock Purchase Price, and (ii) the number of shares of Preferred Stock set forth on the relevant line below such Purchaser's name on the signature page of this Agreement at a price per share equal to the Preferred Stock Purchase Price. Notwithstanding anything to the contrary set forth herein, at the Closing, each Purchaser's aggregate Subscription Amount (for both Common Stock and Preferred Stock) shall be allocated among the Common Stock and Preferred Stock in the same ratio as each other Purchaser.

(b)            Closing.  The Closing of the purchase and sale of the Shares shall take place at the offices of Company Counsel, on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.

(c)            Form of Payment.  Unless otherwise agreed to by the Company and a Purchaser (as to itself only), on the Closing Date, (1) the Company shall deliver to each Purchaser (or its designated custodian per its delivery instructions) one or more stock certificates (facsimile or ".pdf" copies of such certificates shall suffice for purposes of Closing with the original stock certificates to be delivered within five (5) Business Days of the Closing Date), evidencing the number of Shares set forth on such Purchaser's signature page to this Agreement (or, if the Company and such Purchaser agree, the Company shall cause to be made a book-entry record through the Transfer Agent representing the Shares registered in the name of such Purchaser) and (2) upon receipt thereof, each Purchaser shall wire its Subscription Amount, in United States dollars and in immediately available funds, in accordance with the Company's written wire transfer instructions.  Notwithstanding anything herein to the contrary, no Purchaser advised by Wellington Management Company LLP (each, a "Wellington Purchaser") shall be required to send its payment for the Shares being purchased by it until it (or its designated custodian per its delivery instructions) confirms receipt of the physical certificate(s) representing such Shares.

2.2          Closing Deliveries.

(a)            On or prior to the Closing, the Company shall issue, deliver or cause to be delivered to each Purchaser the following (the "Company Deliverables"):

(i)            this Agreement, duly executed by the Company;

(ii)            one or more stock certificates (facsimile or ".pdf" copies of such certificates shall suffice for purposes of Closing with the original stock certificates to be delivered within five (5) Business Days of the Closing Date), evidencing the Shares subscribed for by such Purchaser hereunder, registered in the name of such Purchaser or its nominee (per its instructions), or the Transfer Agent will mail to the Purchaser, within two (2) days after the Closing Date, a written statement evidencing the Purchaser's book-entry ownership of the purchased Shares; provided, however, that each Wellington Purchaser (or its designated custodian per its delivery instructions) must be in receipt of the physical stock certificates evidencing the Shares Subscribed for by such Wellington Purchaser;

(iii)            a legal opinion of Company Counsel, dated as of the Closing Date and substantially in the form attached hereto as Exhibit C, executed by Company Counsel and addressed to the Purchasers;

(iv)            the Registration Rights Agreement, duly executed by the Company;

(v)            a certificate of the Secretary of the Company, in the form attached hereto as Exhibit D (the "Secretary's Certificate"), dated as of the Closing Date, (A) certifying the resolutions adopted by the Board of Directors of the Company (the "Board") or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, (B) certifying the current versions of the articles of incorporation, as amended, and bylaws, as amended, of the Company and (C) certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;

(vi)            evidence from the Secretary of State of the State of Delaware that the Certificate of Designation has been filed with the Secretary of State of the State of Delaware as of the Closing Date;

(vii)            a certificate of good standing for each of the Company and Bank from the Secretary of State of the State of Delaware dated within 5 business days of the Closing Date; and

(viii)            a certificate of the Chief Executive Officer of the Company, in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1(a) and 5.1(b).

(b)            On or prior to the Closing, each Purchaser shall deliver or cause to be delivered to the Company the following (the "Purchaser Deliverables"):

(i)            this Agreement, duly executed by such Purchaser;

(ii)            its Subscription Amount, in U.S. dollars and in immediately available funds, by wire transfer in accordance with the Company's written instructions;

(iii)            the Registration Rights Agreement, duly executed by such Purchaser; and

(iv)            a fully completed and duly executed Accredited Investor Questionnaire reasonably satisfactory to the Company in the form attached hereto as Exhibit B.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company.  The Company hereby represents and warrants as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date and qualified as set forth on the Disclosure Schedules attached to this Agreement), to each of the Purchasers that:

(a)            Subsidiaries.  The Company has no direct or indirect material subsidiaries, including any entity in which the Company, directly or indirectly, owns 50% or more of the outstanding capital stock or otherwise has Control over such entity except (i) as set forth in Exhibit 21 to the Company's Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Commission on March 15, 2016, and (ii) TBBK Direct Leasing, LLC, a Delaware limited liability company (collectively the "Subsidiaries").  The Company owns, directly or indirectly, all of the capital stock (except for any preferred securities issued by Subsidiaries that are trusts) or comparable equity interests of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non‑assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)            Organization and Qualification; Bank Regulations.

(i)            The Company and each of its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own or lease and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective articles of incorporation, charter, bylaws or other organizational documents.  The Company and each of its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, has not had and would not reasonably be expected to have a Material Adverse Effect.

(ii)            The Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act").  The Bancorp Bank, a wholly-owned subsidiary of the Company (the "Bank") is the Company's only Subsidiary depository institution.  The Bank holds the requisite authority from the Delaware Office of the State Bank Commission (the "Delaware Division") to do business as a Delaware state‑chartered banking corporation under the laws of the State of Delaware.  Each of the Company and the Bank is in compliance with all applicable laws administered by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Deposit Insurance Corporation (the "FDIC"), the Delaware Division (as applicable) and any other foreign, federal or state bank regulatory authorities (together with the Delaware Division, the Federal Reserve and the FDIC, the "Bank Regulatory Authorities") with jurisdiction over the Company and its Subsidiaries, except for (A) any noncompliance set forth or discussed in the SEC Reports, or (B) any noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The deposit accounts of the Bank are insured up to applicable limits by the FDIC, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(iii)            Neither the Company nor any Subsidiary is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, except for such defaults that would not result in a Material Adverse Effect.

(c)            Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder, including, without limitation, to issue the Shares in accordance with the terms hereof.  The Company's execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Shares) have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate action is required by the Company, its Board or its shareholders in connection therewith.  Each of the Transaction Documents has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof or thereof, will (assuming due authorization, execution, and delivery thereof by the other parties thereto) constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.  There are no shareholder agreements, voting agreements, voting trust agreements or similar agreements with respect to the Company's capital stock to which the Company is a party or, to the Company's Knowledge, between or among any of the Company's shareholders.

(d)            No Conflicts.  The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby or thereby (including, without limitation, the issuance of the Shares) do not and will not (i) conflict with or violate any provisions of the Company's or any Subsidiary's articles of incorporation, charter or bylaws or otherwise result in a violation of the organizational documents of the Company or any Subsidiary, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would result in a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract or any other contract of the Company that is material to the Company in amount or significance, or (iii) subject to receipt of the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and the rules and regulations thereunder, assuming the correctness of the representations and warranties made by the Purchasers herein, or of any self‑regulatory organization to which the Company or its securities are subject, including the Principal Trading Market), or by which any property or asset of the Company or any Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) such as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)            Filings, Consents and Approvals.  Neither the Company nor the Bank nor any of the Subsidiaries is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self‑regulatory organization (including the Principal Trading Market) or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents (including, without limitation, the issuance of the Shares), other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by applicable state securities laws, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D, (iv) the filings required in accordance with Section 4.6 of this Agreement; (v) the filing of any requisite notices to the Principal Trading Market, if applicable, regarding the issuance and sale of the Shares hereunder; (vi) except as disclosed on Schedule 3.1(e) hereto, the filing of any applicable notices and/or applications to or the receipt of any applicable consents or non-objections from the state or federal bank regulatory authorities that govern the Company or the Bank; and (vii) those that have been made or obtained prior to the date of this Agreement (collectively, the "Required Approvals").  The Company is unaware of any facts or circumstances relating to the Company or its Subsidiaries which would be likely to prevent the Company from obtaining or effecting any of the foregoing in a timely manner.

(f)            Issuance of the Shares.  The issuance of the Shares has been duly authorized and the Shares, when issued and paid for in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and non‑assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws and any Liens created by a Purchaser, and shall not be subject to preemptive or similar rights that have not been waived.  Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.  The issuance of the Conversion Shares upon conversion of the Preferred Stock has been duly authorized and when so issued will be duly and validly issued, fully paid and non-assessable and free and clear of all Liens, other than restrictions on transfer imposed by applicable securities laws and any Liens created by a Purchaser.

(g)            Capitalization.

(i)            The number of shares and type of all authorized, issued and outstanding capital stock, options and other securities of the Company (whether or not presently convertible into or exercisable or exchangeable for shares of capital stock of the Company) is set forth in Schedule 3.1(g) hereto.  All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non‑assessable, have been issued in compliance in all material respects with all applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase any capital stock of the Company.  Except as set forth in SEC Reports, (A) no shares of the Company's outstanding capital stock are subject to preemptive rights or any other similar rights; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of the Company, other than those issued or granted pursuant to compensatory plans, contracts or arrangements described in the SEC Reports; (C) there are no material outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or by which the Company is bound; (D) except for the Registration Rights Agreement, there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act; (E) there are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company or any of its Subsidiaries; (F) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (G) neither the Company nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Reports but not so disclosed in the SEC Reports, which, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect.  There are no securities or instruments issued by or to which the Company is a party containing anti‑dilution or similar provisions that will be triggered by the issuance of the Shares.

(ii)             Immediately following the Closing, (i) 45,405,323 shares of Common Stock and (ii) 40,000 shares of Preferred Stock will be issued and outstanding.

(h)            SEC Reports; Disclosure Materials.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports" and together with this Agreement and the schedules to this Agreement, the "Disclosure Materials"). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)            Financial Statements.  The financial statements of the Company and its Subsidiaries included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the balance sheet of the Company and its Subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year‑end audit adjustments, which would not be material, either individually or in the aggregate.

(j)            Tax Matters.  Each of the Company and its Subsidiaries (i) has prepared and filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such tax, assessment, charge or return would not have or reasonably be expected to have a Material Adverse Effect.

(k)            Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in subsequent SEC Reports filed prior to the date hereof, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect other than events, occurrences or developments described in previously disclosed consent orders entered into between the Bank and Bank Regulatory Authorities, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice, or (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission or (C) expenses which have been incurred in connection with remediation required by Bank Regulatory Authorities pursuant to previously disclosed consent orders entered into between the Bank and Bank Regulatory Authorities, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued pursuant to existing Company stock option or stock purchase plans or executive and director arrangements disclosed in the SEC Reports and (vi) there has not been any material change or material amendment to, or any waiver of any material right by the Company under, any Material Contract under which the Company or any of its Subsidiaries is bound or subject.  Except for the transactions contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(l)            Environmental Matters.  To the Company's Knowledge, neither the Company nor any of its Subsidiaries (i) is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), (ii) owns or operates any real property contaminated with any substance that is in violation of any Environmental Laws, (iii) is liable for any off‑site disposal or contamination pursuant to any Environmental Laws, or (iv) is subject to any claim relating to any Environmental Laws; in each case, which violation, contamination, liability or claim has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, to the Company's Knowledge, there is no pending or threatened investigation that might lead to such a claim; provided, however, the representations and warranties set forth in (ii), (iii) and (iv) above do not include properties received by the Company and its Subsidiaries through foreclosure (judicial or non-judicial) or by deed in lieu of foreclosure (collectively, "OREO Properties").

(m)            Litigation.  Except as set forth in Schedule 3.1(m), there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the issuance of the Shares or (ii) except as disclosed in the SEC Reports, is reasonably likely to have a Material Adverse Effect, individually or in the aggregate, if there were an unfavorable decision.  Except as disclosed in SEC Reports, neither the Company nor any Subsidiary, nor to the Company's Knowledge any director or officer thereof in their capacity as a director or officer of the Company or any Subsidiary, is the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty relating to the Company or any Subsidiary.  Except to the extent set forth in the SEC Reports or otherwise set forth in Schedule 3.1(m), to the Company's Knowledge there is not pending or threatened, any investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Exchange Act or the Securities Act.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any executive officers or directors of the Company in their capacities as such, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(n)            Employment Matters.  No labor dispute exists or, to the Company's Knowledge, is imminent with respect to any of the employees of the Company or any Subsidiary which would have or reasonably be expected to have a Material Adverse Effect.  None of the Company's or Subsidiaries' employees is a member of a union that relates to such employee's relationship with the Company or any Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and each Subsidiary believes that its relationship with its employees is good.  To the Company's Knowledge, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non‑competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to the Company's Knowledge, the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters.  The Company is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)            Compliance.  Neither the Company nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any Material Contract or any other contract of the Company that is material to the Company in amount or significance (whether or not such default or violation has been waived), (ii) is in violation of, or has received written notice that it is in violation of, any order, judgement or decree of which the Company has been made aware in writing of any court, arbitrator or governmental body having jurisdiction over the Company, its Subsidiaries or their respective properties or assets, or (iii) is in violation of, or in receipt of written notice that it is in violation of, any statute, rule, regulation, policy or guideline or order of any governmental authority or self‑regulatory organization (including the Principal Trading Market) applicable to the Company or any of its Subsidiaries, or which would have the effect of revoking or limiting FDIC deposit insurance, except in each case set forth in (i), (ii) and (iii) of this paragraph as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)            Regulatory Permits.  The Company and each of its Subsidiaries possess all certificates and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted and as described in the SEC Reports, except where the failure to possess such certificates or permits, individually or in the aggregate, has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect ("Material Permits"), and except as disclosed in SEC Reports, neither the Company nor any of its Subsidiaries has received any notice in writing of proceedings relating to the revocation or material adverse modification of any such Material Permits.

(q)            Title to Assets.  The Company and its Subsidiaries have good and marketable title to all real property and tangible personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens except such as do not materially affect the value of such property or do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries; provided, however, the foregoing representation and warranty does not include OREO Properties.  The Company and its Subsidiaries make no representation or warranty with respect to the status of title or Liens affecting OREO Properties.  Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and facilities by the Company and its Subsidiaries.

(r)            Patents and Trademarks.  The Company and its Subsidiaries own, possess, license, or can acquire on reasonable terms, or have other rights to use all foreign and domestic patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, inventions, trade secrets, technology, Internet domain names, know‑how and other intellectual property (collectively, the "Intellectual Property") necessary for the conduct of their respective businesses as currently conducted or as proposed to be conducted as disclosed in the SEC Reports except where the failure to own, possess, license or have such rights would not have or reasonably be expected to have a Material Adverse Effect.  Except as set forth in the SEC Reports and except where such violations or infringements would not have or reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) other than with respect to licensed Intellectual Property, there are no rights of third parties to any such Intellectual Property; (ii) to the Company's Knowledge, there is no infringement by third parties of any such Intellectual Property; (iii) there is no pending or, to the Company's Knowledge, threatened Proceeding by others challenging the Company's and/or its Subsidiaries' rights in or to any such Intellectual Property (other than licensed Intellectual Property in which case to the Company's Knowledge there is no such Proceeding by others pending or threatened); (iv) there is no pending or, to the Company's Knowledge, threatened Proceeding by others challenging the validity or scope of any such Intellectual Property (other than licensed Intellectual Property in which case to the Company's Knowledge there is no such Proceeding by others pending or threatened); and (v) there is no pending or, to the Company's Knowledge, threatened Proceeding by others that the Company and/or any Subsidiary infringes or otherwise violates any patent, trademark, service mark, trade name, copyright, invention, trade secret, technology, Internet domain name, know‑how or other proprietary rights of others.

(s)            Insurance.  The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be prudent and customary in the businesses and locations in which and where the Company and the Subsidiaries are engaged.  All premiums due and payable under all such policies and bonds have been, or will be, timely paid, and the Company and its Subsidiaries are in material compliance with the terms of such policies and bonds.  Neither the Company nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to the Company's Knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect. The Company (i) maintains directors' and officers' liability insurance with financially sound and reputable insurance companies with benefits and levels of coverage as the Company believes to be prudent and customary for similarly situated companies, (ii) has timely paid all premiums on such policies, and (iii) there has been no lapse in coverage during the term of such policies.

(t)            Transactions With Affiliates and Employees.  Except as set forth in the SEC Reports and other than the grant of stock options or other equity awards that are not individually or in the aggregate material in amount, none of the officers or directors of the Company and, to the Company's Knowledge, none of the employees of the Company, is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S‑K promulgated under the Securities Act.

(u)            Internal Control Over Financial Reporting.  Except as set forth in the SEC Reports, the Company maintains internal control over financial reporting (as such term is defined in Rule 13a‑15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize, and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has no knowledge of any reason that its outside auditors and its principal executive officer and principal financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2013, (i) neither the Company nor any Company Subsidiary nor, to the Company's Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(v)            Sarbanes‑Oxley; Disclosure Controls.  The Company is in compliance in all material respects with all of the provisions of the Sarbanes‑Oxley Act of 2002 which are applicable to it.  The Company maintains disclosure controls and procedures (as such term is defined in Rules 13a‑15 (e) and 15d‑15(e) under the Exchange Act), and such disclosure controls and procedures are effective.

(w)            Certain Fees.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, other than the Placement Agent with respect to the offer and sale of the Shares (which placement agent fees are being paid by the Company and are set forth on Schedule 3.1(w)).

(x)            Private Placement.  Assuming the accuracy of the Purchasers' representations and warranties set forth in Section 3.2 of this Agreement, the due performance by the Purchasers of the covenants and agreements set forth in this Agreement, compliance by the Purchasers with the offering and transfer restrictions and procedures described in this Agreement, the accuracy of the information disclosed in the Accredited Investor Questionnaires, the accuracy of all information and certifications provided to the Company by those Persons (other than the Company) subject to Rule 506(d) of Regulation D regarding the absence of any disqualifying event or circumstances described in Rule 506(d) concerning such Persons and the receipt of the Required Approvals and the completion of all filings associated therewith, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchasers under the Transaction Documents.  The issuance and sale of the Shares hereunder does not contravene the rules and regulations of the Principal Trading Market.

(y)            Registration Rights.  Other than each of the Purchasers, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(z)            No Integrated Offering.  Assuming the accuracy of the Purchasers' representations and warranties set forth in Section 3.2, none of the Company, its Subsidiaries nor, to the Company's Knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would (i) cause such offers and sales to be integrated for purposes of Regulation D with the offer and sale by the Company of the Shares as contemplated hereby or that otherwise would cause the exemption from registration under Regulation D to be unavailable in connection with the offer and sale by the Company of the Shares as contemplated hereby or (ii) cause the offering of the Shares pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or shareholder approval provisions, including, without limitation, under the rules and regulations of the Principal Trading Market.

(aa)            Listing and Maintenance Requirements.  The Company's Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to terminate the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.  Except as otherwise disclosed in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received written notice from the Principal Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Principal Trading Market.  The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with the listing and maintenance requirements for continued trading of the Common Stock on the Principal Trading Market.

(bb)            Investment Company.  Neither the Company nor any of the Subsidiaries is, and immediately after receipt of payment for the Shares will not be, an "investment company," an "affiliated person" of, "promoter" for or "principal underwriter" for, an entity "controlled" by, an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

(cc)            Unlawful Payments.  Neither the Company nor any of its Subsidiaries nor to the Company's Knowledge, its directors, officers, employees, agents or other Persons acting at the direction of or on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(dd)            Rights Agreements.  The Company has not adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(ee)            Disclosure.  The Company confirms that neither it nor any of its officers or directors nor any other Person acting on its or their behalf has provided, and it has not authorized the Placement Agent to provide, any Purchaser or its respective agents or counsel with any information that it believes constitutes or could reasonably be expected to constitute material, non‑public information except insofar as the existence, provisions and terms of the Transaction Documents and the proposed transactions hereunder may constitute such information, all of which will be disclosed by the Company in the Press Release as contemplated by Section 4.6 hereof.  The Company understands and confirms that each of the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company.  No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, except for the announcement of this Agreement and related transactions.

(ff)            Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company (or any Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed and would have or reasonably be expected to have a Material Adverse Effect.

(gg)            Acknowledgment Regarding Purchase of Shares.  The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers' purchase of the Shares.

(hh)            Absence of Manipulation.  The Company has not, and to the Company's Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of the Company or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Placement Agent in connection with the placement of the Shares.

(ii)            OFAC.  Neither the Company nor any Subsidiary nor, to the Company's Knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"); and the Company will not knowingly, directly or indirectly, use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(jj)            Money Laundering Laws.  To the Company's Knowledge, except as disclosed in SEC Reports or except as may be identified in any look-back review required by any consent order between the Bank and any Bank Regulatory Authorities, the operations of each of the Company and any Subsidiary are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the "Money Laundering Laws"), except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or, to the Company's Knowledge, threatened.

(kk)            Compliance with Certain Banking Regulations.  Except as disclosed in SEC Reports, the Bank: (i) is in compliance in all material respects with the Community Reinvestment Act of 1977, as amended, and the regulations promulgated thereunder; (ii) except as may be identified in any look-back review required by any consent order between the Bank and any Bank Regulatory Authorities, is not operating in violation, in any material respect, of the Bank Secrecy Act of 1970, as amended (or otherwise known as the "Currency and Foreign Transactions Reporting Act"), the USA Patriot Act (or otherwise known as "Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001"), any order issued with respect to anti‑money laundering by OFAC or any other anti‑money laundering statute, rule or regulation; and (iii) is in compliance with all applicable privacy of customer information requirements contained in any applicable federal and state privacy laws and regulations and the provisions of all information security programs of the Bank, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ll)            No Additional Agreements.  Except as disclosed in sections entitled "EXECUTIVE AND DIRECTOR COMPENSATION – Equity Compensation Plan Information" and "- Outstanding Equity Awards at Fiscal Year-End Table" contained in the Company's most recent proxy statement filed with the Commission on April 5, 2016, or as otherwise disclosed in SEC Reports, the Company has no other agreements or understandings (including, without limitation, side letters) with any Purchaser or other Person to purchase Shares on terms more favorable to such Person than as set forth herein.

(mm)                          Reports, Registrations and Statements.  Since January 1, 2012, the Company and each Subsidiary have filed all material reports, registrations and statements, together with any required amendments thereto, that it was required to file with the Bank Regulatory Authorities and any other applicable federal or state securities or banking authorities, including, without limitation, all financial statements and financial information required to be filed by it under the Federal Deposit Insurance Act and the BHC Act, except where the failure to file any such report, registration or statement would not have or reasonably be expected to have a Material Adverse Effect.  All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports."  Except as disclosed in SEC Reports, all such Company Reports were filed on a timely basis or the Company or the applicable Subsidiary, as applicable, received a valid extension of such time of filing and has filed any such Company Reports prior to the expiration of any such extension, except where the failure to file any such Company Report in a timely manner would not have or reasonably be expected to have a Material Adverse Effect.  As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the Bank Regulatory Authorities and any other applicable foreign, federal or state securities or banking authorities, as the case may be.

(nn)            Bank Regulatory Capitalization.  As of June 30, 2016, the Bank met or exceeded the standards necessary to be considered "well capitalized" under the FDIC's regulatory framework for prompt corrective action.

(oo)            Agreements with Regulatory Agencies; Fiduciary Obligations.  The SEC Reports, together with any disclosures made to the Purchasers in writing on or prior to the Closing Date, collectively set forth all material restrictions on the Company or the Bank imposed by any governmental agency that restricts the conduct of its business or restrictions that in any material manner relate to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a "Regulatory Restriction"). The Company is in compliance in all material respects with the Regulatory restrictions, and neither the Company nor any Subsidiary been advised since December 31, 2013 by any governmental entity that it is considering issuing, initiating, ordering, or requesting any Regulatory Restriction other than those contained in SEC Reports, together with any disclosures made to the Purchasers in writing on or prior to the Closing Date.

(pp)            No General Solicitation or General Advertising.  Neither the Company nor, to the Company's Knowledge, any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Shares.

(qq)            Mortgage Banking Business.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

(i)            The Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries satisfied, (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any of its Subsidiaries and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(ii)            No Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any of its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any of its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any of its Subsidiaries or (C) indicated in writing to the Company or any of its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company's or any of its Subsidiaries' compliance with laws.

For purposes of this Section 3.1(qq): (A) "Agency" means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans' Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (B) "Loan Investor" means any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and (C) "Insurer" means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans' Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

(rr)            Risk Management Instruments.  Except as has not had or would not reasonably be expected to have a Material Adverse Effect, since January 1, 2012, all material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company's own account, or for the account of one or more of the Subsidiaries, were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms.  Neither the Company nor its Subsidiaries, nor, to the Company's Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

(ss)            ERISA.  The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called "ERISA"); no "reportable event" (as defined in ERISA), other than an event for which the 30‑day notice requirement has been waived by applicable regulation, has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would have any liability that would reasonably be expected to have a Material Adverse Effect; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan"; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code") that would reasonably be expected to have a Material Adverse Effect; and each "Pension Plan" for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, to the Company's Knowledge, whether by action or by failure to act, which would cause the loss of such qualification.

(tt)            Shell Company Status.  The Company is not, and has never been, an issuer identified in Rule 144(i)(1).

(uu)            Nonperforming Assets.  Through the period ended June 30, 2016, to the Company's Knowledge, the Company believes that the amount of reserves and allowances for loan and lease losses and other nonperforming assets established on the Company's and the Bank's internal financial statements is adequate, and such belief is reasonable under all the facts and circumstances known to the Company and the Bank.

(vv)            Change in Control.  The issuance of the Shares to the Purchasers as contemplated by this Agreement will not trigger any rights under any "change of control" provision in any of the agreements to which the Company or any of its Subsidiaries is a party, including any employment, "change in control," severance or other compensatory agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

(ww)            Common Control.  The Company is not in control (as defined in the BHC Act and the Federal Reserve's Regulation Y (12 CFR Part 225)) ("BHC Act Control") of any federally insured depository institution other than the Bank.  The Bank is not under the BHC Act Control of any company (as defined in the BHC Act and the Federal Reserve's Regulation Y) other than the Company.  Neither the Company (except for its equity interest in the Bank) nor the Bank controls, in the aggregate, more than five percent of the outstanding voting class, directly or indirectly, of any federally insured depository institution.  The Bank is not subject to the liability of any commonly controlled depository institution pursuant to Section 5(e) of the Federal Deposit Insurance Act (12 U.S.C. § 1815(e)).

(xx)            Material Contracts.  Each Material Contract is a valid and binding obligation of the Company or any of its Subsidiaries (as applicable) that is a party thereto, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each such Material Contract is enforceable against the Company or any of its Subsidiaries (as applicable) that is a party thereto in accordance with its terms (subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding of law or at equity), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(yy)            No "Bad Actor" Disqualification.  The Company has exercised reasonable care, in accordance with Commission rules and guidance, and has conducted a factual inquiry including the procurement of relevant questionnaires from each Covered Person or other means, the nature and scope of which reflect reasonable care under the relevant facts and circumstances, to determine whether any Covered Person is subject to any of the "bad actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act ("Disqualification Events").  To the Company's Knowledge, after conducting such sufficiently diligent factual inquiries, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act.  The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act.  "Covered Persons" are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor of the Company; any affiliated issuer; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company's outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares (a "Solicitor"), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

3.2                  [Intentionally Omitted].

3.3         Representations and Warranties of the Purchasers.  Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date of this Agreement and as of the Closing Date to the Company as follows:

(a)            Organization; Authority.  If such Purchaser is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate, partnership, limited liability company or other power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  If such Purchaser is an entity, the execution and delivery of this Agreement and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser.  If such Purchaser is an entity, each of this Agreement and the Registration Rights Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof and thereof (assuming the due authorization, execution and delivery of this Agreement and the Registration Rights Agreement by the other parties hereto and thereto), will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)            No Conflicts.  The execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement and the consummation by such Purchaser of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Purchaser (if such Purchaser is an entity), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Purchaser is a party, or (iii) assuming the accuracy of the representations and warranties of the Company contained herein and the performance of the agreements and covenants of the Company contained herein, result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

(c)            Investment Intent.  Such Purchaser understands that the Shares are "restricted securities" and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account and not with a view to, or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities laws; provided, however, that, subject to the restrictions on transfer set forth in Section 4.1, by making the representations herein, such Purchaser does not agree to hold any of the Shares for any minimum period of time and reserves the right at all times to sell or otherwise dispose of all or any part of such Shares pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws.  Such Purchaser is acquiring the Shares hereunder in the ordinary course of its business.  Such Purchaser does not presently have any agreement, plan or understanding, directly or indirectly, with any Person to distribute or effect any distribution of any of the Shares to or through any Person.

(d)            Purchaser Status.  At the time such Purchaser was offered the Shares, it was, and at the date hereof it is, an "accredited investor" as defined in Rule 501(a) under the Securities Act.  The information provided by such Purchaser in its Accredited Investor Questionnaire is true, accurate and correct in all material respects and incorporated herein by reference.

(e)            Reliance.  The Company and the Placement Agent will be entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to (i) any regulatory authority having jurisdiction over the Company and its Affiliates or the Placement Agent and (ii) any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby, in each case, to the extent required by any court or governmental entity to which the Company or the Placement Agent is subject; provided that the Company provides the Purchaser with prior written notice of such disclosure to the extent practicable and allowed by applicable law.

(f)            General Solicitation.  Such Purchaser: (i) became aware of the offering of the Shares, and the Shares were offered to such Purchaser, solely by direct contact between such Purchaser and the Placement Agent, the Company or the authorized representatives of the Company, and not by any other means, including any form of "general solicitation" or "general advertising" (as such terms are used in Regulation D); (ii) reached its decision to invest in the Company independently from any other Purchaser; (iii) has entered into no agreements with shareholders of the Company or other subscribers for the purpose of controlling the Company or any of its subsidiaries; and (iv) has entered into no agreements with shareholders of the Company or other subscribers regarding voting or transferring Purchaser's interest in the Company.

(g)            Direct Purchaser.  Such Purchaser is purchasing the Shares directly from the Company and not from the Placement Agent.  The Placement Agent has not made any representations, declarations or warranties to such Purchaser, express or implied, regarding the Shares, the Company or the Company's offering of the Shares.

(h)            Experience of Such Purchaser.  Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  Such Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(i)            Access to Information.  Such Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser's right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company's representations and warranties contained in the Transaction Documents.  Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Shares.  Such Purchaser acknowledges the Company has not made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except, with respect to the Company, as expressly set forth in Section 3.1.

(j)            Brokers and Finders.  Other than the Placement Agent with respect to the Company (which fees are to be paid by the Company), no Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Purchaser.

(k)            Independent Investment Decision.  Such Purchaser has independently evaluated the merits of its decision to purchase the Shares pursuant to the Transaction Documents, and such Purchaser confirms that it has not relied on the advice of any other Purchaser's business and/or legal counsel in making such decision.  Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to the Purchaser in connection with the purchase of the Shares constitutes legal, tax or investment advice.  Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Shares.  Such Purchaser understands that the Placement Agent has acted solely as the agent of the Company in this placement of the Shares and such Purchaser has not relied on the business or legal advice of the Placement Agent or any of its agents, counsel or Affiliates in making its investment decision hereunder, and confirms that none of such Persons has made any representations or warranties to such Purchaser in connection with the transactions contemplated by the Transaction Documents.

(l)            Reliance on Exemptions.  Such Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser's compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Shares.

(m)            No Governmental Review.  Such Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.  Such Purchaser understands that the Shares are not savings accounts, deposits or other obligations of any bank and are not insured by the FDIC, including the FDIC's Deposit Insurance Fund, or any other governmental entity.

(n)            Consents.  Assuming the accuracy of the representations and warranties of the Company and the other parties to the Transaction Documents, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental entity or authority or any other person or entity in respect of any law or regulation is necessary or required, and no lapse of a waiting period under law applicable to such Purchaser is necessary or required, in each case in connection with the execution, delivery or performance by such Purchaser of this Agreement or the purchase of the Shares contemplated hereby, except for such schedules or statements required to be filed with the Commission pursuant to Regulation 13D-G of the Exchange Act.

(o)            Residency.  Such Purchaser's residence (if an individual) or office in which its investment decision with respect to the Shares was made (if an entity) are located at the address immediately below such Purchaser's name on its signature page hereto.

(p)            No Outside Discussion of Offering.  Such Purchaser has not discussed the offering of the Shares with any other party or potential investors (other than the Company, any other Purchaser and such Purchaser's authorized representatives, advisors and counsel), except as expressly permitted under the terms of this Agreement.

(q)            Financial Capability.  At the Closing, the Purchaser shall have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

The Company and each of the Purchasers acknowledge and agree that no party to this Agreement has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Article III and the Transaction Documents.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1      Transfer Restrictions.

(a)            Compliance with Laws.  Notwithstanding any other provision of this Article IV, each Purchaser covenants that the Shares and the Conversion Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws.  In connection with any transfer of the Shares or the Conversion Shares other than (i) pursuant to an effective registration statement, (ii) to the Company or (iii) pursuant to Rule 144 (provided that the transferor provides the Company with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company and the Transfer Agent, at the transferor's expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company and the Transfer Agent, the form and substance of which opinion shall be reasonably satisfactory to the Company and the Transfer Agent, to the effect that such transfer does not require registration of such Shares or Conversion Shares under the Securities Act.  As a condition of transfer (other than pursuant to clauses (i), (ii) or (iii) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement with respect to such transferred Shares or Conversion Shares.

(b)            Legends.  Certificates evidencing the Shares and the Conversion Shares shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and with respect to any Shares or Conversion Shares held in book entry form, the Transfer Agent will record such a legend on the share register), until such time as they are not required under Section 4.1(c) or applicable law:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE  SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE COMPANY WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE).  NO REPRESENTATION IS MADE BY THE ISSUER AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THESE SECURITIES.

(c)            Removal of Legends.  The restrictive legend set forth in Section 4.1(b) above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Shares or Conversion Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such Shares or Conversion Shares are sold or transferred pursuant to an effective Registration Statement, (ii) such Shares or Conversion Shares are sold or transferred pursuant to Rule 144 and such transaction, including the nature of the purchaser thereunder, qualifies for restrictive legend removal under Rule 144, or (iii) such Shares or Conversion Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as to such securities and without volume or manner‑of‑sale restrictions.  If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Trading Days following the delivery by a Purchaser to the Transfer Agent (with notice to the Company) of a legended certificate or instrument representing such Shares or Conversion Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and a representation letter to the extent required by Section 4.1(a), authorize the Transfer Agent to deliver or cause to be delivered to such Purchaser a certificate or instrument (as the case may be) representing such Shares or Conversion Shares that is free from all restrictive legends.  Except as may be required to ensure compliance with applicable law and except as expressly provided in this Agreement, the Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1.  Certificates for Shares or Conversion Shares free from all restrictive legends may be transmitted by the Transfer Agent to the Purchasers by crediting the account of the Purchaser's prime broker with DTC as directed by such Purchaser.

(d)            Acknowledgement.  Each Purchaser hereunder acknowledges its primary responsibilities under the Securities Act and accordingly will not sell or otherwise transfer the Shares or Conversion Shares or any interest therein without complying with the requirements of the Securities Act.  Except as otherwise provided below, while the Registration Statement remains effective, each Purchaser hereunder may sell the Shares or Conversion Shares in accordance with the plan of distribution contained in the registration statement and if it does so it will comply therewith and with the related prospectus delivery requirements unless an exemption therefrom is available or unless the Shares or Conversion Shares are sold pursuant to Rule 144.  Each Purchaser, severally and not jointly with the other Purchasers, agrees that if it is notified in writing at any time that the Registration Statement registering the resale of the Shares or Conversion Shares is not effective or that the prospectus included in such registration statement no longer complies with the requirements of Section 10 of the Securities Act, the Purchaser will refrain from selling such Shares or Conversion Shares until such time as the Purchaser is notified that such registration statement is effective or such prospectus is compliant with Section 10 of the Exchange Act, unless such Purchaser is able to, and does, sell such Shares or Conversion Shares pursuant to an available exemption from the registration requirements of Section 5 of the Securities Act.

4.2          Acknowledgment of Dilution.  The Company acknowledges that the issuance of the Shares may result in dilution of the outstanding shares of Common Stock.  The Company further acknowledges that, except as set forth in Section 4.11 herein, its obligations under the Transaction Documents, including without limitation its obligation to issue the Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

4.3          Furnishing of Information.  In order to enable the Purchasers to sell the Shares under Rule 144 of the Securities Act, for a period of one year from the Closing, the Company shall maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  During such one year period, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available the information described in Rule 144(c) (2), if the provision of such information will allow resales of the Shares pursuant to Rule 144.

4.4          Form D and Blue Sky.  The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D.  The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification).  The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

4.5         No Integration.  The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Shares in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers, or that will be integrated with the offer or sale of the Shares for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.6        Securities Laws Disclosure; Publicity.   The Company shall, by 9:00 a.m., New York City time, on the Business Day immediately following the date of this Agreement, issue one or more press releases (collectively, the "Press Release") reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby  On or before 9:00 a.m., New York City time, on the second (2nd) Business Day immediately following the date of this Agreement, the Company will file a Current Report on Form 8‑K with the Commission describing the terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8‑K the material Transaction Documents (including, without limitation, this Agreement (including the Disclosure Schedules) and the Registration Rights Agreement)).  If, following public disclosure of the transactions contemplated hereby, this Agreement terminates prior to Closing, the Company shall issue a press release disclosing such termination by 9:00 a.m., New York City time, on the first (1st) Business Day following the date of such termination.  Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser or any Affiliate or investment adviser of any Purchaser, or include the name of any Purchaser or any Affiliate or investment adviser of any Purchaser in any press release or in any filing with the Commission (other than a Registration Statement) or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by the federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under Trading Market regulations, in which case the Company shall provide the Purchasers with prior written notice of such disclosure permitted under this subclause (b).  As of the filing of the Form 8-K, no Purchaser shall be in possession of any material, non-public information received from the Company, any Subsidiary or any of their respective officers, directors or employees or the Placement Agent.

4.7          Non‑Public Information.  Except with the express written consent of such Purchaser and unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause each Subsidiary and each of their respective officers, directors, employees and agents, not to, and each Purchaser shall not directly solicit the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to provide any Purchaser with any material, non‑public information regarding the Company or any of its Subsidiaries from and after the filing of the Press Release.

4.8        Indemnification.

(a)            Indemnification of Purchasers.  In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold each Purchaser and its directors, officers, stockholders, members, partners, employees, agents and investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, stockholders, members, partners, employees, agents or investment advisors (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling person (each, a "Purchaser Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, "Losses") that any such Purchaser Party may suffer or incur as a result of (i) any breach (or alleged breach) of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (ii) any action instituted against a Purchaser Party in any capacity, or any of them or their respective affiliates, by any shareholder of the Company or other third party who is not an affiliate of such Purchaser Party, with respect to any of the transactions contemplated by this Agreement.  The Company will not be liable to any Purchaser Party under this Agreement to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party's breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents.

(b)            Limitation on Amount of Company's Indemnification Liability.

(i)            Deductible. Except as provided otherwise in 4.8(b)(iii), the Company will not be liable for Losses that otherwise are indemnifiable under Section 4.8(a), unless and until the total of all Losses with respect to all claims under Section 4.8(a) exceeds $150,000 (the "Threshold Amount"), in which event the Company shall be responsible for the total amount of such Losses incurred.

(ii)            Maximum. Except as provided otherwise in Section 4.8(b)(iii), the maximum aggregate liability of the Company for all Losses under Section 4.8(a) is the aggregate Subscription Amounts by all Purchasers, provided however, that the maximum aggregate liability of the Company for all Losses under Section 4.8(a) as to any individual Purchaser is the Subscription Amount of such individual Purchaser.

(iii)            Exceptions. The provisions of Section 4.8(b)(i) and (ii) do not apply to indemnification claims involving fraud or knowing and intentional misconduct on behalf of the Company.

(c)            Indemnification of the Company. Each Purchaser shall indemnify, defend and hold harmless to the fullest extent permitted by law the Company and its Affiliates and their respective directors, officers, stockholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) (each, a "Company Party") against, and reimburse the Company for, all Losses that any such Company Party may suffer or incur as a result of any breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement or in the other Transaction Documents.

(d)            Limitation on Amount of Purchaser's Indemnification Liability.

(i)            Deductible. Except as provided otherwise in 4.8(d)(iii), a Purchaser will not be liable for Losses that otherwise are indemnifiable under Section 4.8(c), unless and until the total of all Losses with respect to all claims under Section 4.8(c) exceeds the Threshold Amount, in which event such Purchaser shall be responsible for the total amount of such Losses incurred in excess of the Threshold Amount.

(ii)            Maximum. Except as provided otherwise in Section 4.8(d)(iii), the maximum aggregate liability of a Purchaser for all Losses under Section 4.8(c) is the Subscription Amount of such Purchaser.

(iii)            Exceptions. The provisions of Section 4.8(d)(i) and (ii) do not apply to indemnification claims involving fraud or knowing and intentional misconduct on behalf of the Purchaser.

(e)            Conduct of Indemnification Proceedings.  Any Person entitled to indemnification under this Agreement (the "Indemnified Person") shall promptly give written notice to the party or parties liable for such indemnification (the "Indemnifying Person") of any demand, claim or circumstance which would or might give rise to a claim or the commencement of any Proceeding in respect of which indemnity may be sought hereunder, provided, however, that the failure of any Indemnified Person so to notify the Indemnifying Person shall not relieve the Indemnifying Person of its obligations hereunder except to the extent that the Indemnifying Person is actually and materially and adversely prejudiced by such failure to notify. Promptly after receipt of a notice of a claim from an Indemnified Person, the Indemnifying Person may assume the defense and control thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and at its own expense. If the Indemnifying Person assumes the defense of any claim, all Indemnified Persons shall thereafter deliver to the Indemnifying Person copies of all notices and documents (including court papers) received by the Indemnified Persons relating to the claim, and any Indemnified Person shall cooperate in the defense or prosecution of such claim.  Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of records and information that are reasonably relevant to such claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In any such Proceeding, any Indemnified Person shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the retention of such counsel; (ii) the Indemnifying Person shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Person in such Proceeding; (iii) in the reasonable judgment of counsel to such Indemnified Person, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iv) such Proceeding involves actual or alleged criminal activity. The Indemnifying Person shall not be liable for any settlement of any Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnified Person, the Indemnifying Person shall not effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, that (i) does not include a full and unconditional release of such Indemnified Person from all liability arising out of such Proceeding, (ii) includes a statement about or an admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person or (iii) commits such Indemnified Person to take, or hold back from taking, any action.

(f)            Exclusive Remedies.  Each party hereto acknowledges and agrees that following the Closing, the indemnification provisions hereunder shall be the sole and exclusive monetary remedies of the parties hereto for (i) any breach of any of the representations, warranties, covenants or agreements contained in this Agreement and (ii) any Proceeding or any other matter of whatsoever kind or nature arising out of, resulting from or related to this Agreement, the other Transaction Documents or the transactions contemplated herein or therein; provided, that nothing herein shall limit in any way any such parties' remedies in respect of fraud, criminal activity or willful misconduct by the other party in connection with the transactions contemplated hereby. For the avoidance of doubt, the indemnity set forth in Section 4.8(a) shall apply to  claims between the parties, as well as third party claims. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. No investigation of the Company by any Purchaser, or of any Purchaser by the Company, whether prior to or after the date of this Agreement, shall limit any Indemnified Person's exercise of any right hereunder or be deemed to be a waiver of any such right. The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the applicable Purchaser's Subscription Amount for tax purposes, unless otherwise required by law. Such payment shall not result in an adjustment to the value of the original investment reported by the Company under GAAP.

4.9          Listing of Common Stock.  The Company will use its reasonable best efforts to list the Shares of Common Stock and the Conversion Shares for quotation on the NASDAQ Global Select Market and maintain the listing of the Common Stock on the NASDAQ Global Select Market.

4.10       Use of Proceeds.  The Company intends to use the net proceeds from the sale of the Shares hereunder for general corporate purposes.

4.11       Ownership Limitation.  No Purchaser shall be entitled to purchase a number of Shares that would cause such Purchaser, together with any other person whose Company securities would be aggregated with such Purchaser's Company securities for purposes of any banking regulation or law, to collectively be deemed to own, control or have the power to vote shares of Common Stock which would represent more than 9.9% of the number of shares of Common Stock issued and outstanding (based on the number of outstanding shares as of the Closing Date).

4.12       Certain Transactions.  The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

4.13      No Change of Control.  The Company shall use reasonable best efforts to obtain all necessary irrevocable waivers, adopt any required amendments and make all appropriate determinations so that the issuance of the Shares to the Purchasers will not trigger a "change of control" or other similar provision in any of the agreements to which the Company or any of its Subsidiaries is a party, including without limitation any employment, "change in control," severance or other agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

4.14     No Additional Issuances.  Between the date of this Agreement and the Closing Date, except for (i) the Shares being issued pursuant to this Agreement or (ii) Shares issued pursuant to the vesting or exercise of awards previously granted under any of the Company's equity compensation plans, the Company shall not issue or agree to issue any additional shares of Common Stock or other securities which provide the holder thereof the right to convert such securities into, or acquire, shares of Common Stock.

4.15     Conduct of Business.  From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, except as contemplated by this Agreement, the Company will, and will cause its Subsidiaries to, operate their business in the ordinary course consistent with past practice, preserve intact the current business organization of the Company, use commercially reasonable efforts to retain the services of their employees, consultants and agents, preserve the current relationships of the Company and its Subsidiaries with material customers and other Persons with whom the Company and its Subsidiaries have and intend to maintain significant relations, maintain all of its operating assets in their current condition (normal wear and tear excepted) and will not take or omit to take any action that would constitute a breach of Section 3.1(k).

4.16     Avoidance of Control.  Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Subsidiary shall take any action (including, without limitation, any redemption, repurchase, rescission or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where each Purchaser is not given the right to participate in such redemption, repurchase, rescission or recapitalization to the extent of such Purchaser's pro rata proportion), that would cause (a) such Purchaser's equity of the Company (together with equity owned by such Purchaser's Affiliates (as such term is used under the BHC Act)) to exceed 33.3% of the Company's total equity (provided that there is no ownership or control in excess of 9.99% of any class of voting securities of the Company by such Purchaser, together with such Purchaser's Affiliates) or (b) such Purchaser's ownership of any class of voting securities of the Company (together with the ownership by such Purchaser's Affiliates (as such term is used under the BHC Act) of voting securities of the Company) to exceed 9.99%, in each case without the prior written consent of such Purchaser, or to increase to an amount that would constitute "control" under the BHC Act, the CIBC Act or any rules or regulations promulgated thereunder (or any successor provisions) or otherwise cause such Purchaser to "control" the Company under and for purposes of the BHC Act, the CIBC Act or any rules or regulations promulgated thereunder (or any successor provisions).  Notwithstanding anything to the contrary in this Agreement, no Purchaser (together with its Affiliates (as such term is used under the BHC Act)) shall have the ability to purchase more than 33.3% of the Company's total equity or exercise any voting rights of any class of securities in excess of 9.99% of the total outstanding voting securities of the Company.  In the event either the Company or a Purchaser breaches its obligations under this Section 4.16 or believes that it is reasonably likely to breach such an obligation, it shall promptly notify the other parties hereto and shall cooperate in good faith with such parties to modify ownership or make other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

4.17            Most Favored Nation With the exception of the Castle Creek Side Letter, the Pilgrims & Indians Side Letter and the Subscription Agreement, during the period from the date of this Agreement through the Closing Date, neither the Company nor its Subsidiaries shall enter into any additional, or modify any existing, agreements with any existing or future investors in the Company or any of its Subsidiaries that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any material respect to such investor than the rights and benefits established in favor of the Purchasers by this Agreement, unless, in any such case, the Purchasers have been provided with such rights and benefits.

4.18     FDIC Final Statement of Policy on Qualifications for Failed Bank Acquisitions.  So long as a Purchaser holds any Shares or Conversion Shares, the Company will not, without the consent of such Purchaser, take any action, directly or indirectly, through its subsidiaries or otherwise, that the Board believes in good faith would reasonably be expected to cause such Purchaser to be subject to transfer restrictions or other covenants of the FDIC Final Statement of Policy on Qualifications for Failed Bank Acquisitions as in effect at the time of taking such action.

4.19            Unless this Agreement has been terminated and the purchase of Shares hereunder rescinded pursuant to Sections 6.16 or 6.17, the Company shall call a special meeting of its stockholders, as promptly as practicable following the Closing, to vote on a proposal (the "Stockholder Proposal") to approve the conversion of the Preferred Stock into Common Stock for purposes of Rule 5635 of the Nasdaq Stock Market Rules and to approve the issuance of Common Stock or other securities pursuant to this Agreement. The Board of Directors shall recommend to the Company's stockholders that such stockholders vote in favor of the Stockholder Proposal. In connection with such meeting, the Company shall promptly prepare (and Purchaser will reasonably cooperate with the Company to prepare) and file (but in no event more than twenty business days after the Closing Date) with the Commission a preliminary proxy statement, shall use its commercially reasonable best efforts to respond to any comments of the Commission or its staff and to cause a definitive proxy statement related to such stockholders' meeting to be mailed to the Company's stockholders promptly after clearance thereof by the Commission, and shall use its commercially reasonable best efforts to solicit proxies for such stockholder approval. If at any time prior to such stockholders' meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each Purchaser and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. In the event that the approval of the Stockholder Proposal is not obtained at such special stockholders meeting, the Company shall include a proposal to approve such proposal at a meeting of its stockholders no less than twice in each subsequent 365-day period beginning on the date of such special stockholders meeting until such approval is obtained.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

5.1         Conditions Precedent to the Obligations of the Purchasers to Purchase Shares.  The obligation of each Purchaser to acquire Shares at the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by such Purchaser (as to itself only):

(a)            Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date (which representations and warranties are so true and correct as of such date).

(b)            Performance.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

(c)            No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, nor shall there have been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d)            Consents.  The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary for consummation of the purchase and sale of the Shares, all of which shall be and remain so long as necessary in full force and effect.

(e)            No Suspensions of Trading in Common Stock; Listing.  The Common Stock (i) shall be designated for listing and quotation on the Principal Trading Market and (ii) shall not have been suspended, as of the Closing Date, by the Commission or the Principal Trading Market from trading on the Principal Trading Market nor shall suspension by the Commission or the Principal Trading Market have been threatened, as of the Closing Date, either (A) in writing by the Commission or the Principal Trading Market or (B) by falling below the minimum listing maintenance requirements of the Principal Trading Market.

(f)            Company Deliverables.  The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

(g)            [Reserved]

(h)            Termination.  This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.16 herein.

(i)            Absence of Bank Regulatory Issues.  The purchase of Shares by such Purchaser shall not (i) cause such Purchaser or any of its affiliates to violate any banking regulation, (ii) require such Purchaser or any of its affiliates to file a prior notice under the CIBC Act, or otherwise seek prior approval of any Bank Regulatory Authority, (iii) require such Purchaser or any of its affiliates to become a bank holding company or otherwise serve as a source of strength for the Company or any Subsidiary or (iv) cause such Purchaser, together with any other person whose Company securities would be aggregated with such Purchaser's Company securities for purposes of any banking regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Purchaser and such other Persons) would represent more than 9.9% of any class of voting securities of the Company outstanding at such time.

(j)            No Burdensome Condition.  Since the date hereof, there shall not be any action taken, or any law, rule or regulation enacted, entered, enforced or deemed applicable to the Company or its Subsidiaries, such Purchaser (or its Affiliates) or the transactions contemplated by this Agreement, by any Bank Regulatory Authority which imposes any new restriction or condition on the Company or its Subsidiaries or such Purchaser or any of its Affiliates (other than such restrictions as are described in any passivity or anti‑association commitments, as may be amended from time to time, entered into by such Purchaser) which is materially and unreasonably burdensome on the Company's business following the Closing or on such Purchaser (or any of its Affiliates) related to its investment in the Shares, or would reduce the economic benefits of the transactions contemplated by this Agreement to such Purchaser to such a degree that such Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date hereof (any such condition or restriction, a "Burdensome Condition"), and, for the avoidance of doubt, any requirements to disclose the identities of limited partners, shareholders or non‑managing members of such Purchaser or its Affiliates or its investment advisers shall be deemed a Burdensome Condition unless otherwise determined by such Purchaser in its sole discretion.

(k)            Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement.

5.2         Conditions Precedent to the Obligations of the Company to sell Shares.  The Company's obligation to sell and issue the Shares to each Purchaser at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)            Representations and Warranties.  The representations and warranties made by such Purchaser in Section 3.3 hereof shall be true and correct as of the date hereof, and as of the Closing Date as though made on and as of such date, except for representations and warranties that speak as of a specific date (which representations and warranties are so true and correct as of such date).

(b)            Performance.  Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

(c)            No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction, nor shall there have been any regulatory communication, that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(d)            Purchasers Deliverables.  Such Purchaser shall have delivered its Purchaser Deliverables in accordance with Section 2.2(b).

(e)            Termination.  This Agreement shall not have been terminated as to such Purchaser in accordance with Section 6.16 herein.

ARTICLE VI

MISCELLANEOUS

6.1         Fees and Expenses.  Except as may be set forth elsewhere in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby.  The Company shall pay all amounts owed to the Placement Agent relating to or arising out of the transactions contemplated hereby.  The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the sale and issuance of the Shares to the Purchasers.

6.2         Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.  At or after the Closing, and without further consideration, the Company and the Purchasers will execute and deliver to the other parties such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

6.3        Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e‑mail (provided the sender receives a machine‑generated confirmation of successful facsimile transmission or e‑mail notification or confirmation of receipt of an e‑mail transmission) at the facsimile number or e‑mail address specified in this Section prior to 5:00 p.m., New York City time, on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address specified in this Section on a day that is not a Trading Day or later than 5:00 p.m., New York City time, on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to the Company:	The Bancorp, Inc. 409 Silverside Road Wilmington, DE 19809 Attn: Chief Executive Officer Telephone: (302) 385-5000 Fax: (302) 791-5618
With a copy to (which copies shall not constitute notice to the Company):	The Bancorp, Inc. 123 3rd Street North, Suite 603 Minneapolis, MN 55401 Attn: General Counsel Telephone: (612) 852-8006 Fax: (612) 852-8019
With a copy to (which copies shall not constitute notice to the Company):

Ledgewood, P.C.
Two Commerce Square Suite 3400
2001 Market Street, Suite 3400
Philadelphia, PA  19103
Attn:  Mark E. Rosenstein
Telephone:  (215) 731-9450
Fax:  (215) 731-2513
 Email:  mrosenstein@ledgewood.com

If to a Purchaser:	Only to the address set forth under such Purchaser's name on the signature page hereof;
or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4      Amendments; Waivers; No Additional Consideration.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party.  No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Purchasers who then hold Shares or Conversion Shares.

6.5     Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.6     Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns.  This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchasers.  Any Purchaser may assign its rights hereunder in whole or in part to any Person to whom such Purchaser assigns or transfers any Shares in compliance with the Transaction Documents and applicable law, provided such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement that apply to the "Purchasers".

6.7     No Third‑Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than Indemnified Persons.

6.8     Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Each party agrees that all Proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) may be commenced on a non-exclusive basis in the Delaware Courts.  Each party hereto hereby irrevocably submits to the non‑exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Delaware Court, or that such Proceeding has been commenced in an improper or inconvenient forum.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9     Survival.  The representations, warranties, agreements, and covenants contained herein shall survive the Closing and the delivery of the Shares as follows: (i) the representations and warranties of the Company set forth in Sections 3.1(b), 3.1(c), 3.1(e), 3.1(f), 3.1(g), 3.1(i), and 3.1(w), and shall survive indefinitely, (ii) the representations and warranties of the Company set forth in Sections 3.1(j), 3.1(l), 3.1(ss) shall survive for the applicable statute of limitations, (iii) all other representations and warranties of the Company set forth in Sections 3.1 shall survive for a period of 18 months following the Closing and the delivery of the Shares, and (iv) all representations and warranties of the Purchasers set forth in Section 3.3 shall survive for a period of 18 months following the Closing and the delivery of the Shares.

6.10    Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, or by e‑mail delivery of a ".pdf format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.11     Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.12    Replacement of Shares.  If any certificate or instrument evidencing any Shares or Conversion Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Transfer Agent for any losses in connection therewith and, if required by the Transfer Agent, a bond in such form and amount as is required by the Transfer Agent.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third‑party costs associated with the issuance of such replacement Shares or Conversion Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.13    Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company shall be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

6.14   Payment Set Aside.  To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.15    Independent Nature of Purchasers' Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  The decision of each Purchaser to purchase Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and none of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions.  Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents.  Each Purchaser acknowledges that no other Purchaser has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser will be acting as agent of such Purchaser in connection with monitoring its investment in the Shares or enforcing its rights under the Transaction Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose.  It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

6.16    Termination.  This Agreement may be terminated and the sale and purchase of the Shares abandoned at any time prior to the Closing by either the Company or any Purchaser (with respect to itself only) upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.16 shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.  The Company shall give prompt notice of any such termination to each other Purchaser, and, as necessary, work in good faith to restructure the transaction to allow each Purchaser that does not exercise a termination right to purchase the full number of Shares set forth below such Purchaser's name on the signature page of this Agreement while remaining in compliance with Section 4.11.  Nothing in this Section 6.16 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.  In the event of a termination pursuant to this Section, the Company shall promptly notify all non‑terminating Purchasers.  Upon a termination in accordance with this Section, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including arising from such termination) to the other, and no Purchaser will have any liability to any other Purchaser under the Transaction Documents as a result therefrom.

6.17    Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.18   Adjustments in Common Stock Numbers and Prices.  In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof and prior to the Closing, each reference in any Transaction Document to a number of shares or a price per share shall be deemed to be amended to appropriately account for such event.

[Remainder of page intentionally left blank]
 [Signature Page for Company follows]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

THE BANCORP
By:
Damian Kozlowski Chief Executive Officer

[Remainder of page intentionally left blank]
 [Signature Pages for Purchasers follow]

[Signature Page to Securities Purchase Agreement]

NAME OF PURCHASER:

[NAME]

By:
Name:
 Title:

Number of Common Shares to be Acquired:

Purchase Price for Common Shares:

Number of Preferred Shares to be Acquired:

Purchase Price for Preferred Shares:

Aggregate Purchase Price (Subscription Amount):
 $____________

Tax ID No.:

Address for Notice:

Telephone No.:

Facsimile No.:

E‑mail Address:

Attention:

Delivery Instructions:
 (if different than above)

c/o

Street:

City/State/Zip:

Attention:

Telephone No.:

[Signature Page to Securities Purchase Agreement]

EXHIBITS

A:	Form of Registration Rights Agreement
B:	Accredited Investor Questionnaire
C:	Form of Opinion of Company Counsel
D:	Form of Secretary's Certificate
E:	Form of Officer's Certificate
F:	Form of Castle Creek Side Letter
G:	Form of Certificate of Designation
H:	Form of Pilgrims & Indians Side Letter
I:	Form of Subscription Agreement

EXHIBIT A

Form of Registration Rights Agreement

A-1

EXHIBIT B

Accredited Investor Questionnaire

(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)

To:            [●]

This Investor Questionnaire ("Questionnaire") must be completed by each potential investor in connection with the offer and sale of shares of common stock, $1.00 par value per share (the "Common Shares") and shares of preferred stock, $_______ par value per share (the "Preferred Shares" and collectively with the "Common Shares", the "Shares"), of The Bancorp, Inc., a Delaware corporation (the "Company").  The Shares are being offered and sold by the Company without registration under the Securities Act of 1933, as amended (the "Act"), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(a)(2) of the Act and on Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  The Company must determine that a potential investor meets certain suitability requirements before offering or selling Shares to such investor.  The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements.  The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security.  Your answers will be kept strictly confidential.  However, by signing this Questionnaire, you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Shares will not result in a violation of the Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Shares.  All potential investors must answer all applicable questions and complete, date and sign this Questionnaire.  Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

PART A.                          BACKGROUND INFORMATION

Name of Beneficial Owner of the Shares: __________________________________________________________________
Business Address: _________________________________________________________________________________________________________
(Number and Street)
______________________________________________________________ (City) (State) (Zip Code)
Telephone Number: (___) ______________________________________________________________________________________________
If a corporation, partnership, limited liability company, trust or other entity:

Type of entity: ____________________________________________________________________________________________________________
Were you formed for the purpose of investing in the securities being offered?
Yes _____ No _____
If an individual:
Residence Address: ___________________________________________________________________________________________________
(Number and Street)
____________________________________________________________ (City) (State) (Zip Code)
Telephone Number: (___) _________________________________________________________________________________________
Age:______	Citizenship: ____________________________	Where registered to vote: __________________________________________
If an individual, set forth in the space provided below the state in the United States in which you maintain your residence:
If an entity, set forth in the space provided below the state in the United States in which you made your investment decision:
Are you a director or executive officer of the Company?
Yes _____ No _____
Social Security or Taxpayer Identification No.: _____________________________________________________

PART B.                          ACCREDITED INVESTOR QUESTIONNAIRE

In order for the Company to offer and sell the Shares in conformance with state and federal securities laws, the following information must be obtained regarding your investor status.  Please initial each category applicable to you as a Purchaser of Shares.

___	(1)
A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity;

___	(2)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;
___	(3)	An insurance company as defined in Section 2(a)(13) of the Act;
___	(4)	An investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that act;

___	(5)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
___	(6)
A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

___	(7)
An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

___	(8)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
___	(9)
An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

___	(10)
A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

___	(11)
A natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000 (excluding in such calculation the value of your primary residence and the related amount of indebtedness secured by your primary residence up to its fair market value and including in such calculation, if applicable, the related amount of indebtedness secured by your primary residence that exceeds its fair market value and the amount of any increase on the related indebtedness secured by your primary residence incurred within 60 days prior to your purchase of the Shares);

___	(12)
A natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person's spouse in excess of $300,000, in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

___	(13)	An executive officer or director of the Company;

___	(14)
An entity in which all of the equity owners qualify under any of the above subparagraphs.  If the undersigned belongs to this investor category only, list the equity owners of the undersigned, and the investor category which each such equity owner satisfies.

A.  FOR EXECUTION BY AN INDIVIDUAL:

Date	By:
Print Name:

B.  FOR EXECUTION BY AN ENTITY:

Entity Name:
Date	By:
Print Name: Title:

C.  ADDITIONAL SIGNATURES (IF REQUIRED BY PARTNERSHIP, CORPORATION OR TRUST DOCUMENT):

Entity Name:
Date	By:
Print Name: Title:
Entity Name:
Date	By:
Print Name: Title:

EXHIBIT C

Form of Opinion of Company Counsel1

1.	The Company is a registered financial holding company under the Bank Holding Company Act of 1956, as amended.

2.	The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation under the provisions of the Federal Deposit Insurance Act.

3.	Assuming the accuracy of the representations, warranties and compliance with the covenants and agreement of the Purchasers and the Company contained in the Securities Purchase Agreement, the execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations under such agreements, including its issuance and sale of the Shares, do not and will not: (a) require any consent, approval, license or exemption by, order or authorization of, or filing, recording or registration by the Company with any federal governmental authority, except (1) as may be required by federal securities laws with respect to the Company's obligations under the Registration Rights Agreement and (2) the Required Approvals, or (b) violate any federal statute, rule or regulation, or any rule or regulation of the NASDAQ Global Select Market, or any court order, judgment or decree, if any, listed in Exhibit A hereto or to an officer's certificate of the Company attached hereto, which Exhibit lists all court orders, judgments and decrees that the Company has certified to us are applicable to it.

4.	Assuming the accuracy of the representations, warranties and compliance with the covenants and agreements of the Purchasers and the Company contained in the Purchase Agreement, it is not necessary, in connection with the offer, sale and delivery of the Shares to the Purchasers to register the Shares under the Securities Act.

5.	Based solely on the good standing certificate issued by the relevant governmental agency, the Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

6.	The Company has the corporate power and authority to execute and deliver and to perform its obligations under the Transaction Documents, including, without limitation, to issue the Shares under the Purchase Agreement and, upon conversion of the Preferred Shares, to issue the Conversion Shares pursuant to the terms of the Preferred Shares.

7.	Each of the Transaction Documents has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchasers (to the extent they are a party), each of the Transaction Documents constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

1 The opinion letter of Company Counsel will be subject to customary limitations and carveouts.

C-1

8.	The execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations under such agreements, including its issuance and sale of the Shares and the Conversion Shares, do not and will not: (a) require any consent, approval, license or exemption by, order or authorization of, or filing, recording or registration by the Company with any state governmental authority, except the Required Approvals, (b) violate any state statute, rule or regulation, or any court order, judgment or decree, if any, listed in Exhibit A hereto or to an officer's certificate of the Company attached hereto, which Exhibit lists all court orders, judgments and decrees that the Company has certified to us are applicable to it, (c) result in any violation of the Articles of Incorporation, as amended, or Amended and Restated Bylaws of the Company or (d) result in a breach of, or constitute a default under, any Material Contract filed by the Company as an exhibit to the Company's annual report on Form 10-K for the year ended December 31, 2015, or any subsequent report filed by the Company under the Exchange Act.

9.	The Shares being delivered to the Purchasers pursuant to the Purchase Agreement have been duly and validly authorized and, when issued, delivered and paid for as contemplated in the Purchase Agreement, will be duly and validly issued, fully paid and non‑assessable, and free of any preemptive right or similar rights contained in the Company's Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws.

C-2

EXHIBIT D

Form of Secretary's Certificate

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of The Bancorp, Inc., a Delaware corporation (the "Company"), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of the Company and in connection with the Securities Purchase Agreement, dated as of June __, 2016, by and among the Company and the investors party thereto (the "Purchase Agreement"), and further certifies in his official capacity, in the name and on behalf of the Company, the items set forth below.  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

1.	Attached hereto as Exhibit A is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Company at a meeting held on ________ __, 2016, which represent all of the resolutions approving the transactions contemplated by the Purchase Agreement and the issuance of the Shares. Such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect.

2.	Attached hereto as Exhibit B is a true, correct and complete copy of the Amended and Restated Articles of Incorporation of the Company, together with any and all amendments thereto currently in effect, and no action has been taken to further amend, modify or repeal such Articles of Incorporation, the same being in full force and effect in the attached form as of the date hereof.

3.	Attached hereto as Exhibit C is a true, correct and complete copy of the Amended and Restated Bylaws of the Company and any and all amendments thereto currently in effect, and no action has been taken to further amend, modify or repeal such Bylaws, the same being in full force and effect in the attached form as of the date hereof.

4.	Each person listed below has been duly elected or appointed to the position(s) indicated opposite his name and is duly authorized to sign the Purchase Agreement on behalf of the Company, and the signature appearing opposite such person's name below is such person's genuine signature.

Name	Position	Signature
[●]	[●]
[●]	[●]
D-1

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this ____ day of _____________, 2016.

[NAME] Secretary

I, [●], Chief [●] Officer of the Company, hereby certify that [●] is the duly elected, qualified and acting Secretary of the Company and that the signature set forth above is his true signature.

[NAME] Chief [●] Officer

D-2

EXHIBIT E

Form of Officer's Certificate

The undersigned, the [●] of The Bancorp, Inc., a Delaware corporation (the "Company"), pursuant to Section 2.2(a)(vii) of the Securities Purchase Agreement, dated as of________ __, 2016, by and among the Company and the investors signatory thereto (the "Securities Purchase Agreement"), hereby represent, warrant and certify in his official capacity, in the name and on behalf of the Company, as follows (capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Securities Purchase Agreement):

1.            The representations and warranties of the Company contained in the Securities Purchase Agreement are true and correct as of the date of the Securities Purchase Agreement and as of the Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date (which representations and warranties are so true and correct as of such date).

2.            The Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing.

IN WITNESS WHEREOF, the undersigned have executed this certificate this [●] day of [●], 2016.

THE BANCORP, INC.

By: __________________________________

Name: ________________________________

Title: _________________________________

E-1

EXHIBIT F

Form of Castle Creek Side Letter

The Bancorp, Inc.
409 Silverside Road
Wilmington, DE  19809

August [   ], 2016

Castle Creek Capital Partners VI, L.P.
6051 El Tordo
Rancho Santa Fe, CA 92091

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement, dated as August 5, 2016 (the "Purchase Agreement"), between The Bancorp, Inc., a Delaware corporation (the "Company"), and the purchasers identified on the signature pages thereto (the "Purchasers").  In connection with the execution and delivery of the Purchase Agreement, the Company and Castle Creek Capital Partners, VI, L.P. ("Castle Creek") are contemporaneously entering into this agreement (this "Side Letter Agreement") and, as such, the parties hereto acknowledge and agree that this Side Letter Agreement shall remain in full force and effect notwithstanding the execution and delivery of the Purchase Agreement.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

The Company and Castle Creek hereby agree as follows:

1. Board Appointment.

(a)            Following the Closing and upon the written request of Castle Creek, the Company will promptly cause a person designated by Castle Creek (the "Board Representative") to be elected or appointed to the Board of Directors of the Company (the "Board of Directors"), subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company, and The Bancorp Bank (the "Bank") board of directors (the "Bank Board"), subject to all legal and regulatory requirements regarding service and election or appointment as a director of the Bank, in each case for as long as Castle Creek, together with its Affiliates, owns in the aggregate 4.0% or more of all of the outstanding Common Stock (assuming the conversion of the Preferred Stock)("Minimum Ownership Interest").  So long as Castle Creek, together with its Affiliates, has a Minimum Ownership Interest, the Company will recommend to its shareholders the election of the Board Representative to the Board of Directors at the Company's annual meeting of shareholders, subject to satisfaction of all legal requirements regarding service and election or appointment as a director of the Company.  If Castle Creek no longer has a Minimum Ownership Interest, Castle Creek will have no further rights under Sections 1(a) through 1(b) and, at the written request of the Board of Directors, shall use commercially reasonable efforts to cause its Board Representative to resign from the Board of Directors and the Bank Board as promptly as possible thereafter.

(b)            The Board Representative shall, subject to applicable law, be one of the Company's nominees to serve on the Board of Directors.  The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board of Directors.  The Company shall ensure, and shall cause the Bank to ensure, that the Board of Directors and the Bank Board shall have at least four members for so long as Castle Creek shall have the right to appoint a Board Representative.

(c)            Subject to Section 1(a), upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board or the Bank Board of the Board Representative, Castle Creek shall have the right to designate the replacement for such Board Representative, which replacement shall satisfy all legal, bank regulatory and governance requirements regarding service as a director of the Company.  The Board and the Bank Board shall use their respective reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Company's nominees to serve on the Board and the Bank Board), using reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board, as the case may be.

(d)            The Board Representative shall be entitled to compensation, including fees, and indemnification and insurance coverage in connection with his or her role as a director to the same extent as other directors on the Board or the Bank Board, as applicable, and the Board Representative shall be entitled to reimbursement for reasonable documented, out-of-pocket expenses incurred in attending meetings of the Board and the Bank Board, or any committee thereof in accordance with Company policy.

(e)            The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses and/or insurance provided by Castle Creek and/or certain of its Affiliates (collectively, the "Castle Creek Indemnitors").  The Company hereby agrees on behalf of itself and the Bank that with respect to a claim by the Board Representative for indemnification arising out his or her service as a director of the Company and/or the Bank (1) that it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board or the Bank Board, as applicable) are primary and any obligation of the Castle Creek Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Castle Creek Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.

2. Board Observer.  The Company hereby agrees that, from and after the Closing Date, for so long as Castle Creek and its Affiliates own in the aggregate 50% or more of all of the Shares purchased by Castle Creek and its Affiliates pursuant to the Purchase Agreement, and do not have a Board Representative currently serving on the Board of Directors and the Bank Board, the Company shall invite a person designated by Castle Creek (the "Observer") to attend meetings of the Board of Directors and the Bank Board (including any meetings of committees thereof on which the Board Representative would be permitted to attend) in a nonvoting, nonparticipating observer capacity.  The Observer shall be entitled to attend such meetings only in the event Castle Creek does not have a Board Representative on the Board of Directors and the Bank Board. The Observer shall not have any right to vote on any matter presented to the Board of Directors or the Bank Board or any committee thereof.  The Company shall give the Observer written notice of each meeting of the Board of Directors and the Bank Board at the same time and in the same manner as the members of the Board of Directors or the Bank Board (as the case may be), shall provide the Observer with all written materials and other information given to members of the Board of Directors or the Bank Board (as the case may be) at the same time such materials and information are given to such members (provided, however, that the Observer shall not be provided any confidential supervisory information) and shall permit the Observer to attend as an observer at all meetings thereof, and in the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents.  If Castle Creek and its Affiliates in the aggregate no longer own in the aggregate 50% or more of all of the Shares purchased by Castle Creek and its Affiliates pursuant to the Purchase Agreement, Castle Creek will have no further rights under this Section 2.

3. Reimbursement for Legal Expenses. The Company shall pay the reasonable legal fees and expenses of counsel to Castle Creek, not to exceed $20,000, incurred by Castle Creek in connection with the transactions contemplated by the Transaction Documents, which amount shall be paid directly by the Company to counsel for Castle Creek at the Closing.

4. Governing Law. This Side Letter Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of laws.

5. Conflicting Terms. This Side Letter Agreement constitutes a valid and binding agreement of the Company and Castle Creek and shall survive the execution and delivery of the Purchase Agreement.  In the event of any conflict between the provisions of this Side Letter Agreement and the provisions of the Purchase Agreement, the provisions of this Side Letter Agreement shall prevail and be given effect.

6. Counterparts. This Side Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Side Letter Agreement as of the date first above written.

THE BANCORP, INC.
By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPITAL PARTNERS VI, L.P. By: Castle Creek Capital VI LLC, its general partner
By:
Name:
Title:

EXHIBIT G

Form of Certificate of Designation

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
 SERIES C MANDATORILY CONVERTIBLE CUMULATIVE NON-VOTING PERPETUAL PREFERRED STOCK
OF
THE BANCORP, INC.

THE BANCORP, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify:

The board of directors of the Corporation (the "Board of Directors") or an applicable committee of the Board of Directors, in accordance with the Certificate of Incorporation and Bylaws of the Corporation and applicable law, adopted the following resolution on July 20, 2016 creating a series of shares of Preferred Stock of the Corporation designated as "Series C Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock".

RESOLVED, that pursuant to the provisions of the Certificate of Incorporation and the Bylaws of the Corporation and applicable law, a series of preferred stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1.                          Definitions.  For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act.  With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

"Beneficial Ownership Limitation" shall have the meaning set forth in Section 6(b).

"BHC Act" means the federal Bank Holding Company Act of 1956, as amended, and the Federal Reserve regulations thereunder.

"BHC Affiliates" means, with respect to a Person, its Affiliates and all of its "affiliates" as defined in the BHC Act or Regulation Y of the Federal Reserve.

"Board of Directors" means the Board of Directors of the Corporation.

"Business Day" means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the Corporation's common stock, par value $1.00 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

"Conversion Price" shall have the meaning set forth in Section 6(a).

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

"Corporation" means The Bancorp, Inc.

"DGCL" shall mean the Delaware General Corporation Law.

"Dividend Payment Date" shall have the meaning set forth in Section 3(a).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Federal Reserve" means the Board of Governors of the Federal Reserve System.

"Holder" means any holder of Series C Preferred Stock.

"Issuance Date" means the date of the "Closing" as defined in that certain Securities Purchase Agreement, dated August 5, 2016, by and among the Corporation and the "Purchasers" named therein.

"Junior Securities" shall have the meaning set forth in Section 5(a).

"Liquidation Preference" shall mean $1,000.

"Mandatory Conversion" shall have the meaning set forth in Section 6(a).

"Mandatory Conversion Date" shall have the meaning set forth in Section 6(a).

"Parity Securities" shall have the meaning set forth in Section 5(a).

"Permitted Transfer" means a transfer by any Holder: (i) in a widespread public distribution; (ii) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of any class of Voting Securities of the Corporation; or (iii) to a transferee that would control more than fifty percent (50%) of the Voting Securities of the Corporation without any transfer from the Holder.

"Person" means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Senior Securities" shall have the meaning set forth in Section 5(a).

"Series C Cash Dividend" shall have the meaning set forth in Section 3(a).

"Series C Cash Dividend Rate" shall have the meaning set forth in Section 3(a).

"Series C Preferred Stock" shall have the meaning set forth in Section 2(a).

"Series C Preferred Stock Register" shall have the meaning set forth in Section 2(b).

"Share Delivery Date" shall have the meaning set forth in Section 6(d)(i).

"Stockholder Approval" means the time after which the Corporation shall have obtained stockholder approval, in accordance with the Corporation's amended and restated bylaws, of the Corporation's stockholders in accordance with Section 5635(e)(4) of the Equity Rules of The NASDAQ Stock Market (or any successor provisions thereto or any similar provisions of any stock exchange on which the Common Stock is listed) with respect to the issuance of all of the Securities as described in the Securities Purchase Agreement, including, without limitation, the issuance of the Common Stock issuable upon conversion of the Series C Preferred Stock.

"Trading Day" means a day on which the Common Stock is traded for any period on the principal securities exchange on which the Common Stock is then traded, or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

"Voting Conversion Limit" has the meaning set forth in Section 6(b).

"Voting Ownership Interest" means, with respect to any particular date and with respect to any Holder, the percentage of any class of Voting Securities of the Corporation deemed to be owned or controlled by the Holder (when aggregated with its BHC Affiliates) for purposes of, and in accordance with, the BHC Act and its implementing regulations and guidance.

"Voting Securities" has the meaning set forth in the BHC Act and any rules and regulations promulgated thereunder.

Section 2.                          Designation, Amount and Par Value; Assignment.

(a)            The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation's Series C Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock (the "Series C Preferred Stock") and the number of shares so designated shall be 40,000 (which shall not be subject to increase without the written consent of the Holders of a majority of the issued and outstanding Series C Preferred Stock). Each share of Series C Preferred Stock shall have a par value of $0.01 per share.

(b)            The Corporation shall register shares of the Series C Preferred Stock in the name of the Holders thereof from time to time upon records to be maintained by the Corporation for that purpose, or, at the option of the Corporation, the Corporation's transfer agent (the "Series C Preferred Stock Register").  The Series C Preferred Stock shall be issued in book entry only, provided that the Corporation shall issue one or more certificates representing shares of Series C Preferred Stock, to the extent such issuance is requested by a given Holder.  References herein to certificates representing the Series C Preferred Stock shall apply only if such shares have been issued in certificated form.  The Corporation may deem and treat the registered Holder of shares of Series C Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes.  The Corporation shall register the transfer of any shares of Series C Preferred Stock in the Series C Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein.  Upon any such registration or transfer, a new certificate evidencing the shares of Series C Preferred Stock so transferred shall be issued to the transferee (if requested) and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.  The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3.                          Dividends.

(a)            Unless the Series C Preferred Stock has been converted in accordance with Section 6, and subject to the preferential rights of holders of any class or series of Senior Securities, the holders of Series C Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 12% per annum (the "Series C Cash Dividend Rate").  Dividends on the Series C Preferred Stock are cumulative.  Dividends on any shares of the Series C Preferred Stock (each a "Series C Cash Dividend") shall be payable quarterly in arrears within forty-five (45) days after the end of each quarter (each such payment date, a "Dividend Payment Date"); provided, however, (A) dividends will begin accruing on October 1, 2016 and the first Series C Cash Dividend will be  payable with respect to the quarter ending December 31, 2016; and (B) the Corporation shall neither declare nor pay any Series C Cash Dividends from and after the date which is 180 days from the Issuance Date without prior consultation with, and non-objection by, the Federal Reserve Bank of Philadelphia.  Any dividend payable on the Series C Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be any date designated by the Board of Directors for the payment of dividends that is not more than 90 nor less than five days prior to such Dividend Payment Date. If the Series C Preferred Stock is converted into Common Stock prior to October 1, 2016, pursuant to Section 6, then no dividends shall be payable on the Series C Preferred Stock.

(b)            No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

(c)            So long as any shares of Series C Preferred Stock remain outstanding, if all dividends payable pursuant to Section 3 on all outstanding shares of the Series C Preferred Stock for any Dividend Payment Date have not been declared and paid, or declared and funds set aside therefor, the Corporation shall not (x) declare or pay dividends with respect to, or, directly or indirectly, redeem, purchase or acquire any of its Junior Securities or (y) directly or indirectly, redeem, purchase or acquire any of its Parity Securities, other than, in each case, (i) redemptions, purchases or other acquisitions of Junior Securities or Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment plan, (ii) any declaration of a dividend in connection with any stockholders' rights plan, or the issuance of rights, stock or other property under any stockholders' rights plan, or the redemption or repurchase of rights pursuant thereto, (iii) conversions or exchanges of Junior Securities or Parity Securities for Junior Securities or Parity Securities and (iv) any purchase of fractional interests in shares of the Corporation's share capital pursuant to the conversion or exchange provisions of such share capital or the securities being converted or exchanged.

(d)            When dividends are not paid in full upon the Series C Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series C Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series C Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

Section 4.                          Voting Rights.  Except as otherwise provided herein or as otherwise required by the DGCL, the Series C Preferred Stock shall have no voting rights and shall not be included in determining the number of shares voting or entitled to vote on any matter. However, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series C Preferred Stock, (a) issue additional amounts or classes of Senior Securities, (b) modify the terms of the Series C Preferred Stock so as to significantly and adversely affect its rights or preference, as reasonably determined by the Holders, (c) liquidate, dissolve or wind-up the business and affairs of the Corporation in any form of transaction, or consent to any of the foregoing, (d) pay dividends when preferred dividends on the Series C Preferred Stock are in arrears or (e) take any other action which, under the laws of Delaware or any other applicable law, requires the prior approval (by vote or written consent) of the Series C Preferred Stock voting as a separate class.

Section 5.                          Rank; Liquidation.

(a)            The Series C Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series C Preferred Stock ("Junior Securities"); (iii) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series C Preferred Stock ("Parity Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series C Preferred Stock ("Senior Securities"), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(b)            Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the Liquidation Preference plus an additional amount equal to any dividends accrued and unpaid and/or declared but unpaid on such shares, before any payments shall be made or any assets distributed to holders of any class of Common Stock or Junior Securities.  If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series C Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to holders of the shares of the Series C Preferred Stock and Parity Securities.

Section 6.                          Mandatory Conversion.

(a)            Mandatory Conversion Upon Stockholder Approval. Upon the Corporation obtaining Stockholder Approval (the time of obtaining such Stockholder Approval is referred to herein as the "Mandatory Conversion Date"), then all outstanding shares of Series C Preferred Stock shall automatically be converted into shares of Common Stock (the "Mandatory Conversion") equal to (i) the sum of the Liquidation Preference and all accrued and unpaid dividends thereon; divided by (ii) $4.50 (as such dollar amount in this clause (ii) may be adjusted from time to time pursuant to Section 7, the "Conversion Price").

(b)            Beneficial Ownership Limitation.

(i)            Notwithstanding anything in this Certificate of Designation to the contrary, the Corporation shall not effect any conversion of the Series C Preferred Stock, and a Holder shall not have the right to convert any portion of the Series C Preferred Stock, to the extent that, after giving effect to such Conversion, such Holder (together with such Holder's Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with that of the Holder for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any "group" of which the Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock.  Except as set forth in the preceding sentence, for purposes of this Section 6(b), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission.  For purposes of this Section 6(b), in determining the number of outstanding shares of Common Stock, absent actual knowledge of such Holder to the contrary, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation's most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation's transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding.  The "Beneficial Ownership Limitation" shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the Mandatory Conversion.

(ii)            Notwithstanding anything to the contrary contained in this Certificate of Designation, if, as of the Mandatory Conversion Date, the conversion of the Series C Preferred Stock would result in the Holder thereof (together with its BHC Affiliates) owning or controlling in the aggregate more than a 9.9% Voting Ownership Interest, excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such Holder and its BHC Affiliates of Voting Securities of the Corporation (the "Voting Conversion Limit"), then then such shares of Series C Preferred Stock owned by such Holder shall not be converted on such the Mandatory Conversion Date to the extent such conversion would result in such Holder and its BHC Affiliates owning or controlling in the aggregate Voting Securities in excess of the Voting Conversion Limit (for the avoidance of doubt, thereby permitting conversion of shares up to but not exceeding the Voting Conversion Limit). Each share of Series C Preferred Stock that is not converted on the Mandatory Conversion Date due to the Voting Conversion Limit shall remain outstanding and shall be converted into Common Stock at the Conversion Price, following a transfer of such Series C Preferred Stock to a transferee pursuant to a Permitted Transfer upon the election of such transferee

(c)            Mechanics of Conversion

(i)            Procedural Requirements. All holders of record of shares of Series C Preferred Stock shall be sent written notice of the Mandatory Conversion Date. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Date. Upon receipt of such notice, each holder of certificated shares of Series C Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Preferred Stock converted pursuant to Section 6(a), including the rights, if any, to receive notices and vote (other than notice of the Mandatory Conversion Date or as a holder of Common Stock), will terminate at the Mandatory Conversion Date (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time). As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement), if any, for Series C Preferred Stock, the Corporation shall authorize American Stock Transfer and Trust Company (the "Transfer Agent") to register in the name of the Holder such Conversion Shares on the book-entry system of the Transfer Agent.  If the Holder wishes to hold the Conversion Shares in certificated form, the Holder may so request and the Transfer Agent will mail to the holder on or more stock certificates evidencing the Holder's Conversion Shares.  Holders of uncertificated shares of Series C Preferred Stock will have their shares automatically converted, and such Conversion Shares will be reflected on the book-entry system of the Transfer Agent.  The Corporation will also issue and deliver to such Holder cash as provided in Section 6(c)(iii) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(ii)            Reservation of Shares Issuable Upon Conversion.  The Corporation shall at all times when any Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Certificate of Incorporation.

(iii)            Fractional Shares.  Fractional shares, if any, of Common Stock will not be issued upon conversion but, in lieu thereof, the Corporation will make a cash payment based on such fraction times the closing price of the Corporation's Common Stock as reported on the NASDAQ Stock Market or such other stock exchange or quotation system on which the Common Stock is then listed or quoted, on the trading day immediately preceding the Mandatory Conversion Date.

(iv)            Transfer Taxes.  The issuance of certificates for shares of the Common Stock upon conversion of the Series C Preferred Stock shall be made without charge to any Holder for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.                          Certain Adjustments.

(a)            If the Corporation shall, at any time or from time to time prior to conversion of shares of Series C Preferred Stock, (i) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in cash, Common Stock or other assets, rights or property of the Company, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, (iv) issue any shares of its capital stock in a reclassification, recapitalization or other similar event affecting the Common Stock, (v) declare a redemption or repurchase of the Common Stock, or (vi) authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of Common Stock or of any rights, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and/or any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series C Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation, cash or other assets, rights or property that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series C Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(a) shall become effective retroactively (A) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution, or (B) in the case of any such subdivision, combination or reclassification, recapitalization or other similar event, to the close of business on the day upon which such corporate action becomes effective.

(b)            No adjustment of the applicable Conversion Price for the Series C Preferred Stock shall be made in an amount less than one cent per share; provided, however, that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(c)            Notice to the Holders.

(i)            Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)            Other Notices.  If (A) the Corporation shall declare a redemption or repurchase of the Common Stock, (B) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of Common Stock or of any rights, (C) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (D) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series C Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8.                          Miscellaneous.

(a)            Redemption.  The Series C Preferred Stock is not redeemable.

(b)            Notices.  Any and all notices or other communications or deliveries to be provided by the holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 409 Silverside Road, Wilmington, Delaware 19809, facsimile number (302) 793-1672, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each holder at the facsimile number or address of such holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(c)            Lost or Mutilated Series C Preferred Stock Certificate.  If a Holder's Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested.  Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(d)            Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or a Holder must be in writing.  Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series C Preferred Stock then outstanding.

(e)            Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)            Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)            Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h)            Status of Converted Series C Preferred Stock.  If any shares of Series C Preferred Stock shall be converted or reacquired by the Corporation, such shares shall, without need for any action by the Board of Directors or otherwise, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

********************

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this _____ day of August 2016.

THE BANCORP, INC.

By:   ____________________________________________
Name:
Title:

Signature Page to Certificate of Designation

EXHIBIT H

Form of Pilgrims & Indians Side Letter

The Bancorp, Inc.
409 Silverside Road
Wilmington, DE 19809

August     , 2016

Pilgrims & Indians Capital, LLC
3317 Bowman Avenue
Austin, Texas  78703

Gentlemen:

In further consideration of the purchase of 1,216,782 shares of common stock and 6,438 shares of Series C Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock (collectively, the "Shares") to be issued by The Bancorp, Inc. (the "Company") by a fund for which Pilgrims & Indians Capital, LLC ("P&I") serves as general partner, the Company hereby agrees as follows:

1.	Structuring Fee. In consideration of the substantial time and effort expended by P&I in developing the terms of the offering of the Shares with the Company, at the time of the Closing (as defined in the Securities Purchase Agreement, dated as of the date hereof, by and among the Company and each purchaser of the Shares), the Company will pay to P&I a structuring fee of $250,000 (the "Structuring Fee") in immediately available funds. The Structuring Fee will be paid to P&I by wire transfer to an account designated in writing by P&I to the Company prior to the Closing.

2.	Board Representation. (a) In connection with the purchase of the Shares, P&I will be permitted to designate one (1) natural person to serve as a director of the Company (the "Director Designee"). Following the Closing, with the cooperation of the Director Designee, the Company will promptly seek regulatory non-objection to the service of the Director Designee on the Board of Directors of the Company. The initial Director Designee shall be Shivan Govindan. Promptly following the receipt of all necessary regulatory non-objections, the Company shall take all corporate actions necessary to appoint the Director Designee to the Board of Directors of the Company.

(b)            For so long as a fund or funds for which P&I serves as general partner holds at least 4% of the outstanding shares of the Company (with the shares of Series C Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock being considered on an as-converted basis) (the "Ownership Threshold"), the Company shall (i) take all actions necessary to re-nominate the Director Designee for election as a director of the Company at the end of each term of his service as a director of the Company and (ii) recommend that stockholders of the Company re-elect the Director  Designee for as a director of the Company.

(c)            Should (i) the initial Director Designee (or any subsequent Director Designee) fail to receive the necessary regulatory non-objections to his service of the Board of Directors of the Company or (ii) following his appointment to the Board of Directors of the Company, the Director Designee cease to serve as a director of the Company (whether due to resignation, removal, or failure to be re-elected), P&I shall be entitled to designate a substitute Director Designee, which individual Director Designee shall be subject to the non-objection of the Board of Directors of the Company, which shall not be unreasonably withheld.  Any objection by the Company to a Director Designee shall be made in writing and shall state a reasonable governance, regulatory, or business reason for the objection.  Should any objection to a Director Designee be given by the Company, P&I will be permitted to continue to designate Director Designees until the Company agrees to the service of the Director Designee on the Board of Directors of the Company.  Upon agreement of an acceptable Director Designee, the Company shall pursue regulatory non-objection and appointment of such Director Designee to the Board of Directors of the Company as provided in paragraph 2(a) hereof.  This right of P&I shall lapse at such time as a fund or funds for which P&I serves as general partner ceases to hold the Ownership Threshold.

3.	Board Observer. For so long as a fund or funds for which P&I serves as general partner holds at least 50% of the Shares (with the shares of Series C Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock being considered on an as-converted basis) and does not have a Director Designee serving on the Board of Directors of the Company, the Company shall invite a person designated by P&I (the "Observer") to attend meetings of the Board of Directors of the Company in a nonvoting, nonparticipating observer capacity, provided, however, that the Observer shall not be provided any confidential supervisory information. The Observer shall not have any right to vote on any matter presented to the Board of Directors of the Company.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the conflicts of law principles thereof. Any notices or other communications required or permitted hereunder shall be sent by registered or certified mail with postage prepaid, reputable overnight courier, by facsimile transmission or by electronic mail, in each case to the principal office of the Company or P&I at the address set forth in the stock records of the Company, or to such other addresses as either of them shall designate to the other by giving notice in accordance with the foregoing provisions.

[Signature page follows.]

[Signature Page to Side Letter]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

THE BANCORP, INC. By:_____________________________
Acknowledged and agreed as of this August __, 2016: PILGRIMS & INDIANS CAPITAL, LLC By:_____________________________

EXHIBIT I

Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this "Agreement") is made as of the 5th day of August 2016, by and between The Bancorp, Inc., a Delaware corporation (the "Company"), and the investors listed on Schedule A hereto (each an "Investor" and collectively the "Investors").

WHEREAS, the Company has entered into a Securities Purchase Agreement dated the date hereof (the "Securities Purchase Agreement") with the purchasers party thereto (the "PIPE Purchasers") for the private placement (the "Offering") of 7,560,000 shares of common stock of the Company, par value $1.00 per share ("Common Stock") at a price of $4.50 per share, and 40,000 shares of a newly-created convertible preferred stock, Series C Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, par value $0.01 per share ("Preferred Stock" and together with the Common Stock, the "Securities") at a price of $1,000 per share;

WHEREAS, in connection with the Offering, the PIPE Purchasers have entered into a Registration Rights Agreement dated as of the date hereof (the "Registration Rights Agreement");

WHEREAS, the Preferred Stock will mandatorily convert into shares of Common Stock upon obtaining requisite stockholder approval ("Conversion Approval") pursuant to the rules of the NASDAQ Stock Market ("NASDAQ");

WHEREAS, each Investor wishes to purchase the number of shares of Common Stock set forth beside his or her name on Schedule A hereto;

WHEREAS, the Investors are officers and/or directors of the Company and, accordingly, the transaction contemplated by this Agreement may result in the shares of Common Stock to be issued pursuant to this Agreement being treated by NASDAQ as executive compensation ("Executive Compensation Approval").

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Investor hereby agree as follows:

1.	Contingent Purchase of Securities

a.	Purchase and Issuance of the Shares. Upon the Company obtaining from its stockholders Conversion Approval and Executive Compensation Approval (together the "Conditional Approvals"), each Investor hereby irrevocably agrees to purchase from the Company, and the Company hereby agrees to sell to each Investor, on the Closing Date (as hereinafter defined), the number of shares of Common Stock set forth next to each Investor's name on Schedule A at price of $4.50 per share (the "Purchase Price"). On the Closing Date, upon receipt of payment therefor in accordance with this Agreement, the Company shall deliver to the Investor the purchased shares of Common Stock in book entry form through the Company's transfer agent.

b.	Delivery of the Purchase Price. On the Closing Date, each Investor shall deliver to the Company the Purchase Price in immediately available funds by wire transfer or such other form of payment as shall be acceptable to the Company and Investor.

c.	Closing. The closing (the "Closing"), shall take place at the offices of Ledgewood, a professional corporation, at 2001 Market Street, Suite 3400, Philadelphia, PA 19103 no later than three (3) business days after obtaining the Conditional Approvals ("Closing Date").

d.	Termination. This Agreement and each of the rights and obligations of the Company and each Investor shall terminate upon the earlier of (i) termination of the Securities Purchase Agreement, (ii) failure of the Company to obtain the Conditional Approvals, and (iii) one (1) year from the date hereof.

2.	Representations and Warranties of Investor

Each Investor represents and warrants to the Company that:

a.	Accredited Investor. Investor represents that he, she or it is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and acknowledges that the sale contemplated hereby is being made in reliance, among other things, on a private placement exemption to "accredited investors" under the Securities Act and similar exemptions under applicable state law.

b.	Intent. Investor is purchasing the shares of Common Stock solely for investment purposes, for Investor's own account and/or for the account or benefit of its members or affiliates, and not with a view to the distribution thereof and Investor has no present arrangement to sell such shares to or through any person or entity.

c.	Restrictions on Transfer. Investor acknowledges and understands that the shares of Common Stock are being offered in a transaction not involving a public offering in the United States within the meaning of the Securities Act and have not been registered under the Securities Act and, if in the future Investor decides to offer, resell, pledge or otherwise transfer the shares, that such shares may be offered, resold, pledged or otherwise transferred only (A) pursuant to an effective registration statement filed under the Securities Act, (B) pursuant to an exemption from registration under Rule 144 promulgated under the Securities Act, if available, or (C) pursuant to any other available exemption from the registration requirements of the Securities Act, and in each case in accordance with any applicable securities laws of any state or any other jurisdiction.

d.	Sophisticated Investor. The Investor is sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the shares to purchased hereby.

e.	Independent Investigation. Investor has relied upon an independent investigation of the Company and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from the Company, its officers, directors or employees or any other representatives or agents of the Company.

f.	No General Solicitation. Investor is not investing in the shares to be issued hereby as a result of or subsequent to any general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or presented at any seminar or meeting.

3.	Governing Law; Jurisdiction; Waiver of Jury Trial

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties hereto hereby waive any right to a jury trial in connection with any litigation pursuant to this Agreement and the transactions contemplated hereby.

4.	Assignment; Entire Agreement; Amendment

a.	Assignment. Neither this Agreement nor any rights hereunder may be assigned by any party to any other person other than by Investor to one or more of his or her affiliates.

b.	Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

c.	Amendment. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

d.	Binding upon Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns.

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This subscription is accepted by the Company on the          day of August 2016.

THE BANCORP, INC.

By:
Name: Damian Kozlowski
Title: Chief Executive Officer

Accepted and agreed on the date hereof

INVESTOR:

By:
Name:
Title:

[Subscription Agreement]

THE BANCORP, INC.

DISCLOSURE SCHEDULES

PURSUANT TO THE
SECURITIES PURCHASE AGREEMENT
DATED AS OF AUGUST 5, 2016
BY AND AMONG
THE BANCORP, INC.
AND
 EACH OF THE PURCHASERS NAMED THEREIN

Pursuant to the Securities Purchase Agreement (the "Agreement") dated as of August 5, 2016, by and among The Bancorp, Inc. (the "Company") and each purchaser identified on the signature pages thereto (each, including its successors and assigns, a "Purchaser," and collectively, the "Purchasers"), the Company hereby provides the following disclosure schedules (the "Schedules" and each a "Schedule") in accordance with the referenced sections of the Agreement.  Capitalized terms used in the Schedules and not otherwise defined shall have the meanings as set forth in the Agreement.

Schedule numbers and headings correspond to the section numbers in the Agreement; provided, however, that to the extent information disclosed in response to any Schedule number or section is reasonably clear on the face of such disclosure that it is relevant to another number or section, such disclosure shall be deemed to be have occurred in respect of such other Schedule number or section.

The disclosure of information herein shall not imply that the disclosed information is or could reasonably be expected to be material in the context of the section to which it relates or any other section of or for any other purpose under the Agreement.  The inclusion of any information in the Schedule does not constitute an admission that such information is required to be disclosed, or that any other undisclosed matter having a greater value or other significance is material.

The Schedules and the information, descriptions and disclosures included herein are intended to qualify and limit the representations, warranties and covenants of the Company contained in the Agreement.  The inclusion in the Schedule of any matter or document shall not imply any representation, warranty or covenant not expressly given in the Agreement nor shall such disclosure be taken as extending or broadening the scope of any of the representations, warranties or covenants.  Nothing in the Schedule constitutes an admission of liability or obligation of the Company to any third party, nor any admission against the Company's interest.

The information provided herein is being provided solely for the purpose of making the required disclosures to the Purchasers under the Agreement.  In disclosing information herein, the Company expressly does not waive any attorney‑client privilege associated with such information or any protection afforded by the work‑product doctrine with respect to any of the matters disclosed or discussed herein.

SCHEDULE 3.1(e)

The Federal Reserve Bank of Philadelphia (the "FRB") requires the Company to consult with the FRB at least 30 days before paying any dividends on the Preferred Stock, if such Preferred Stock has not been converted into Common Stock by 180 days from the date of issuance.

Schedule 3.1(c)-1

SCHEDULE 3.1(g)

Capitalization

Common Stock: $1.00 par value; 75,000,000 shares authorized; 37,945,323 shares issued and outstanding as of June 30, 2016.

Preferred Stock: $0.01 par value, 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2016.

Stock Options: Stock options to purchase 2,276,500 shares of Common Stock were outstanding as of June 30, 2016.

Common Stock that may be issued: 873,025 shares of Common Stock issuable as of June 30, 2016 upon the vesting of outstanding restricted stock awards granted pursuant to the Company's equity compensation plans.
Schedule 3.1(g)-1

SCHEDULE 3.1(m)

Litigation

On June 30, 2016, the Company received written notice from the Internal Revenue Service that it will be conducting an audit of the Company's tax returns for the tax years 2012, 2013 and 2014. The audit has not yet begun.

The Company has received a subpoena from the Commission, dated March 22, 2016, relating to an investigation by the Commission of the Company's restatement of its financial statements for the years ended December 31, 2010 through December 31, 2013 and the interim periods ended March 31, 2014, June 30, 2014 and September 30, 2014, which restatement was filed with the SEC on September 28, 2015, and the facts and circumstances underlying the restatement.  The Company is cooperating fully with the SEC's investigation.  The costs to respond to the subpoena and cooperate with the SEC's investigation could be material.

The Company received a letter, dated August 1, 2016, demanding inspection of its books and records pursuant to Section 220 of the Delaware General Corporation Law from legal counsel representing a shareholder (the "Demand Letter").  In addition to demanding access to certain of the Company's books and records, the Demand Letter states that the shareholder intends to investigate the actions of the Company's officers and directors, and that the shareholder contemplates the commencement of a shareholder's derivative suit against certain officers and directors of the Company seeking the recovery of the Company's damages and other remedies.  The Company has engaged outside counsel to represent it in this matter and is in the process of analyzing its rights and obligations.

The contents of this disclosure qualify any other representation or warranty in the Agreement to which this disclosure is responsive.
Schedule 3.1(m)-1

SCHEDULE 3.1(w)

Certain Fees

The Company will pay a fee equal to 4.5% of the aggregate purchase price of the Shares sold pursuant to the Agreement.  In addition, the Company has agreed to reimburse reasonable expenses and legal counsel disbursements; provided that such reimbursement shall not exceed $100,000 without the Company's prior approval.

Schedule 3.1(w)-1